UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SIRONA DENTAL SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

Not Applicable

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January 28, 2009

Dear Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Sirona Dental Systems, Inc. (the “Company”), to be held on Wednesday, February 25, 2009, beginning at 11:00 a.m. at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, IL 60601 (the “AON Center”).

Information about the meeting and the various matters on which the stockholders will vote is included in the Notice of Meeting and Proxy Statement which follow. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided, as promptly as possible, whether or not you plan to attend the meeting. A copy of the Company’s 2008 Annual Report is also enclosed for your review.

I look forward to greeting you personally at the meeting.

Sincerely,

Jost Fischer
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 25, 2009

TO THE STOCKHOLDERS OF SIRONA DENTAL SYSTEMS, INC.:

Notice is hereby given that the Annual Meeting of Stockholders of Sirona Dental Systems, Inc. (the “Company”) will be held on Wednesday, February 25, 2009, beginning at 11:00 a.m., at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, IL 60601 (the “AON Center”), for the following purposes:

1.	To elect four (4) directors to serve for three-year terms or until their respective successors are elected and qualified;

2.	To approve an amendment of our Equity Incentive Plan (the “2006 Plan”) to raise the number of shares of common stock issuable under the 2006 Plan to 4,550,000;

3.	To approve an amendment of our 1996 Stock Option Plan (the “1996 Plan”) to permit a stock option exchange offer program to exchange outstanding stock options under our 1996 Plan with a per-share exercise price equal to or greater than $25.10 for stock options under our 2006 Plan on a value-for-value basis;

4.	To vote on ratifying the selection of KPMG Deutsche Treuhand-Gesellschaft, Aktiengesellschaft, Wirtschaftspruefungsgesellschaft, Germany (“KPMG”) as the Company’s independent auditor for the fiscal year ending September 30, 2009; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a FOR vote for each of proposals (1), (2), (3) and (4) above.

Only holders of record of Common Stock as of the close of business on January 5, 2009 are entitled to notice of and to vote at the meeting and any adjournments thereof.

If you attend the meeting at the AON Center, please proceed to the security desk on the south side of the building (the Randolph Drive entrance) and be prepared to show at least one form of photo identification.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on February 25, 2009: The 2008 Proxy Statement and the Company’s 2008 Annual Report are available at www.sirona.com.

In accordance with Delaware law, a list of the holders of Common Stock entitled to vote at the 2008 Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, for at least 10 days prior to the Annual Meeting, at the offices of the Company, located at 30-30 47th Avenue, Suite 500, Long Island City, New York 11101.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

*  *  *  *

By Order of the Board of Directors,

Jonathan Friedman
Secretary

Long Island City, New York

January 28, 2009

Sirona Dental Systems, Inc.

30-30 47th Avenue

Suite 500

Long Island City, New York 11101

(718) 482-2011

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On February 25, 2009

We are sending you our proxy materials in connection with the solicitation of the enclosed proxy by the Board of Directors of Sirona Dental Systems, Inc. (the “Company”) for use at the 2008 Annual Meeting of Stockholders, and at any adjournments thereof.

Attending the Annual Meeting

The Annual Meeting will be held on February 25, 2009, at 11:00 a.m., at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, IL 60601 (the “AON Center”) to consider the matters set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders with the Company’s Annual Report to Stockholders commencing on or about January 30, 2009.

Stockholders Entitled to Vote

Only stockholders of record of the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) at the close of business on January 5, 2009 will be entitled to vote at the Annual Meeting. As of that date, a total of 54,865,995 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting.

Quorum

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. If, however, a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum shall be present or represented.

Shares owned by the Company are not voted and do not count for quorum purposes. In order to assure the presence of a quorum at the Annual Meeting, please vote your shares in accordance with the instructions described above, even if you plan to attend the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Street Name Holders and Record Holders

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name”, and you, as the beneficial owner of those shares, do not appear in our stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own Common Stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting.

If you are the registered holder of shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote.”

How Record Holders Vote

You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1-800-PROXIES (1-800-776-9437), 24 hours a day, 7 days a week, and following the instructions on our proxy card;

•	By Internet—You can vote by Internet by going to the website www.voteproxy.com and following the instructions on our proxy card; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may (i) vote for the election of all of our director nominees, (ii) withhold authority to vote for all of our director nominees, or (iii) vote for the election of one or more of our director nominees and withhold authority to vote for the other nominee(s), by so indicating on the proxy card. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on (i) the proposal to amend our 2006 Plan to raise the number of shares issuable under the plan, (ii) the proposal to amend our 1996 Plan to permit a stock option exchange offer program to exchange outstanding stock options under the 1996 Plan and (iii) the ratification of the appointment of KPMG as the Company’s independent auditor for fiscal year ending September 30, 2009.

If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of our four director nominees;

•	The proposal to amend our Equity Incentive Plan to raise the number of shares issuable under the plan;

•	The proposal to amend our 1996 Stock Option Plan to permit a stock option exchange offer program to exchange outstanding stock options under the 1996 Plan; and

•	The ratification of the appointment of KPMG as the Company’s independent auditor.

Revocation of Proxies

A stockholder may revoke a proxy at any time prior to its exercise (i) by giving to the Company’s Corporate Secretary a written notice of revocation of the proxy’s authority, (ii) by submitting a duly elected proxy bearing a later date, or (iii) by attending the Annual Meeting and voting in person.

The Vote Necessary for Action to be Taken

The nominees for director for three-year terms will be elected, provided that they receive the affirmative vote of a plurality of the shares present at the Annual Meeting, whether in person or by proxy. This means that, if a quorum is present, the four persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee, or abstentions, and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

The affirmative vote of a majority of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve all other matters. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

Other Matters

As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors of the Company is currently composed of ten members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Nicholas W. Alexos, David K. Beecken, Jost Fischer and Arthur D. Kowaloff are the directors in the class whose term expires at the Annual Meeting. The nominating committee has recommended to the Board of Directors and the Board of Directors has approved the nomination of Mr. Alexos, Mr. Beecken, Mr. Fischer and Mr. Kowaloff for re-election and the four nominees have indicated a willingness to serve. The members of the two other classes of directors will continue in office for their existing terms. Upon the expiration of the term of a class of directors, the nominees for such class will generally be elected for three-year terms at the annual meeting of stockholders held in the year in which such term expires. A plurality of the shares of Common Stock present and voting at the Annual Meeting is necessary to elect the nominees for director.

The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Mr. Alexos, Mr. Beecken, Mr. Fischer and Mr. Kowaloff, unless otherwise directed. In the event that any of the nominees become unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board of Directors.

Information concerning the nominees and incumbent directors whose terms will continue after the Annual Meeting is set forth below.

Nicholas W. Alexos (Nominee for new term expiring at 2011 Annual Meeting)	Age 45, has served as a Director since the exchange transaction (the “Exchange”).[1] Mr. Alexos serves as Chairman of the Finance Committee and member of the Nominating Committee of our Board of Directors. Mr. Alexos currently serves as a Managing Director of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago that invests in management buyout and other private equity transactions across a broad spectrum of industries. Prior to co-founding Madison Dearborn Partners in 1993, Mr. Alexos was with First Chicago Venture Capital for four years. Previously, he was with The First National Bank of Chicago. Mr. Alexos concentrates on investments in the health care industry and, in addition to serving on the Board of Luxco Manager,[2] currently serves on the Boards of Directors of Pierre Holding Corp., Boys and Girls Clubs of Chicago and Children’s Inner City Educational Fund. Mr. Alexos received a B.B.A. from Loyola University and an M.B.A. from the University of Chicago Graduate School of Business. Mr. Alexos is also a Certified Public Accountant.

David K. Beecken (Nominee for new term expiring at 2011 Annual Meeting)	Age 62, has served as a Director since the Exchange and has served as Chairman of the Audit Committee and as a member of the Nominating Committee of our Board of Directors. Mr. Beecken currently serves as a Partner of Beecken Petty O’Keefe & Company, which is the General Partner of Beecken Petty O’Keefe Fund II, an investment limited

[1]

On June 20, 2006, the Company completed the Exchange as a result of which the Company acquired all of the issued and outstanding share capital of Sirona Holding GmbH (“Sirona”) and a promissory note issued by Sirona to Sirona Holdings Luxco S.C.A. (“Luxco”) in the original principal amount of EUR 150,992,464, in exchange for 36,972,480 shares of the Company’s Common Stock.

[2]

In this Proxy Statement, when we use the term “Luxco Manager” we are referring to Sirona Holdings S.A. which is the manager of Luxco. Please see “Security Interests of Certain Beneficial Owners and Management” for further information regarding Luxco Manager.

partnership focused exclusively on private equity investments in healthcare. Prior to co-founding Beecken Petty O’Keefe in April 1996, Mr. Beecken was Senior Managing Director of ABN AMRO Incorporated, a broker dealer, from February 1993 to March 1996. From 1989 to February 1993, Mr. Beecken was a Senior Vice President—Managing Director of First National Bank of Chicago. Mr. Beecken also serves on the Boards of Directors of DentalCare Partners, Inc., Scrips Products Corporation and Spryance, Inc. Mr. Beecken received a B.A. from the University of the South, an M.Sc. from the London School of Economics and an M.B.A. from the University of Chicago.

Simone Blank (Term expiring at 2009 Annual Meeting)	Age 45, has served as our Executive Vice President and Chief Financial Officer and as a Director since the Exchange and, prior to that time, served as Executive Vice President and Chief Financial Officer of Sirona since July 1999. Prior to July 1999, Ms. Blank was an engagement manager in the merger and acquisition transaction group of PricewaterhouseCoopers after having gained extensive global financial experience as a certified public accountant and tax advisor. While working for PricewaterhouseCoopers, she was responsible for the financial due diligence team in the initial leveraged buy out of Sirona. Ms. Blank holds a Masters Degree in Economics from the University of Duisburg, Germany.

Jost Fischer (Nominee for new term expiring at 2011 Annual Meeting)	Age 54, has served as our Chairman, President and Chief Executive Officer and as a Director since the Exchange and, prior to that time, had served as President and Chief Executive Officer of Sirona since April 2002. From 1999 to 2001, Mr. Fischer was President and Chief Executive Officer of Hoermann Group, an international conglomerate in the telecommunication and automotive industry. Prior to joining Hoermann, he held two senior management positions with PWA (a European paper group), as Senior Vice President—Strategy and as President and Chief Executive Officer of PWA’s printing division from 1990 to 1994 before serving as President and Chief Executive Officer of PWA Dekor, the global market leader for decorative paper, from 1994 to 1997. From 1985 to 1990, Mr. Fischer was with Veka Group, where he led globalization of the private German building supplies producer. From 1982 to 1985, he served as Controller for two divisions of TRW Inc. Europe. Mr. Fischer holds a Masters Degree in Economics from the University of Saarbruecken, Germany.

William K. Hood (Term expiring at 2010 Annual Meeting)	Age 85, has served as a Director since 2002. Prior to the Exchange, Mr. Hood served as Chairman of our Board of Directors between June 2004 and June 2006 and was Chairman of the Audit Committee of the Board of Directors from February 2002 until June 2006. Mr. Hood is currently a member of the Audit Committee of the Board of Directors. He also has served as a member of the Executive Compensation Committee since May 2002 and as a member of the Nominating Committee since August 2004. Mr. Hood has been retired since 1996. From 1989 to 1996, Mr. Hood served as a Consultant to Harlyn Products, Inc. and as a member of its Board of Directors. From 1983 to 1988, he was Senior Vice President of American Bakeries Company. From 1981 to 1983, Mr. Hood served as Dean of the Chapman University School of Business Management. From 1972 to 1980, he was President and Chief Executive Officer of Hunt Wesson Foods, Inc. Mr. Hood is a Trustee of Chapman University.

Arthur D. Kowaloff (Nominee for new term expiring at 2011 Annual Meeting)	Age 61, has served as a Director since 2004. Mr. Kowaloff has been a member of the Audit Committee of our Board of Directors since October 2004. Since the Exchange he has served on the Finance Committee and Nominating Committee of our Board of Directors. From October 2004 until the Exchange he served on the Executive Compensation Committee of our Board of Directors, and was Chairman of the Special Litigation Committee from November 2004 until the Exchange. Mr. Kowaloff has been retired since 2003. From 1998 to 2003, Mr. Kowaloff served as a Managing Director of BNY Capital Markets, Inc. From 1991 to 1998, he was Chief Operating Officer and Senior Managing Director of Patricof & Company Capital Corporation. Prior to that, Mr. Kowaloff was an attorney at the New York City firm of Willkie Farr & Gallagher, where he served as Senior Partner and Executive Committee Member and specialized in corporate and securities law and mergers and acquisitions. Mr. Kowaloff is currently President and Director of the PBP Foundation of New York, a Director of the Orange County Capital Development Corporation and a member of the Board of Directors of the Orange County Regional Medical Center. Mr. Kowaloff holds a Juris Doctor degree from Yale Law School.

Harry M. Jansen Kraemer, Jr. (Term expiring at 2010 Annual Meeting)	Age 54, has served as a Director since the Exchange and is the Chairman of the Nominating Committee and member of the Executive Compensation Committee of our Board of Directors. Mr. Kraemer currently serves as an Executive Partner of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago that invests in management buyout and other private equity transactions across a broad spectrum of industries and serves as Clinical Professor of Management & Strategy at Northwestern University’s Kellogg School of Management. Mr. Kraemer was the Chairman, President and Chief Executive Officer of Baxter International Inc. until April 2004. Mr. Kraemer had been a Director of Baxter International since 1995, Chairman of the Board since January 1, 2000, President since 1997 and Chief Executive Officer since January 1, 1999. Mr. Kraemer is active in business, education and civic affairs. He serves on the board of directors of Science Applications International Corporation (SAIC) and on the board of trustees of Lawrence University, Northwestern University, the Conference Board and NorthShore University HealthSystem. He is a member of the Dean’s Advisory Board of Northwestern University’s Kellogg School of Management, the Dean’s Advisory Board of Johns Hopkins Bloomberg School of Public Health, and the Advisory Board of LEK Consulting. He is a member of the Commercial Club of Chicago, the Chicago Council on Global Affairs, the Executives Club of Chicago and the Economics Club of Chicago. He is a past member of the Business Roundtable, the Business Council and the Healthcare Leadership Council. Mr. Kraemer received a B.A. from Lawrence University and an M.B.A. from the Kellogg School of Management at Northwestern University and is a certified public accountant.

Timothy D. Sheehan (Term expiring at 2009 Annual Meeting)	Age 37, has served as a Director since the Exchange and is a member of the Nominating Committee of our Board of Directors. Mr. Sheehan currently serves as a Partner of Beecken Petty O’Keefe & Company, which is the General Partner of Beecken Petty O’Keefe Fund II, an investment limited partnership focused exclusively on private equity investments in healthcare. From 1995 to 2007, Mr. Sheehan served as a Director at Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago that invests in management buyout and other private equity transactions across a broad spectrum of industries. Prior to joining Madison Dearborn Partners in July 1995, Mr. Sheehan was with Salomon Brothers, Inc. from July 1993 to July 1995. Mr. Sheehan serves or has served on the Board of Directors of VWR International, Team Health Holdings, Valitás Health Services, and Path Lab Holdings.

Jeffrey T. Slovin (Term expiring at 2010 Annual Meeting)	Age 44, has served as our Executive Vice President and Chief Operating Officer of U.S. Operations since the Exchange and, prior to that time, served as Schick Technologies, Inc.’s (“Schick’s”) Chief Executive Officer since June 15, 2004 and as Schick’s President since December 1999. He has also served as a Director since December 1999. In addition, from November 2001 to June 15, 2004, Mr. Slovin served as Schick’s Chief Operating Officer. From 1999 to November 2001, Mr. Slovin was a Managing Director of Greystone & Co., Inc. From 1996 to 1999, he served in various executive capacities at Sommerset Investment Capital LLC, including Managing Director, and as President of Sommerset Realty Investment Corp. During 1995, Mr. Slovin was a Manager at Fidelity Investments Co. From 1991 to 1994, he was Chief Financial Officer of SportsLab U.S.A. Corp. and, from 1993 to 1994, was also President of Sports and Entertainment Inc. From 1987 to 1991, Mr. Slovin was an associate at Bear Stearns & Co., specializing in mergers and acquisitions and corporate finance. Mr. Slovin is currently a member of the Board of Fellows of the Harvard School of Dental Medicine, and a member of the Young President’s Organization. Mr. Slovin holds an M.B.A. degree from Harvard Business School.

Timothy P. Sullivan (Term expiring at 2009 Annual Meeting)	Age 51, has served as a Director since the Exchange and is the Chairman of the Executive Compensation Committee and member of the Finance Committee and Nominating Committee of our Board of Directors. Mr. Sullivan currently serves as a Managing Director of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago that invests in management buyout and other private equity transactions across a broad spectrum of industries. Prior to co founding Madison Dearborn Partners in 1993, Mr. Sullivan was with First Chicago Venture Capital for three years after having served in the U.S. Navy. Mr. Sullivan concentrates on investments in the health care industry and, in addition to serving on the Board of Luxco Manager, currently serves on the Board of VWR International, Inc. In addition, he is on the Board of Trustees of Northwestern University, Stanford Business School Trust, Cristo Rey Jesuit High School, Northlight Theatre and the Investment Committee of the Archdiocese of Chicago. Mr. Sullivan received a B.S. from the United States Naval Academy, an M.S. from the University of Southern California and an M.B.A. from the Stanford University Graduate School of Business.

In addition to Mr. Fischer, Ms. Blank and Mr. Slovin, our executive officers include Mr. Theo Haar and Mr. Jonathan Friedman. Information concerning the business experience of Mr. Haar and Mr. Friedman follows.

Theo Haar (Executive Vice President)	Age 61, has served as an Executive Vice President since October 2007 and, prior to that time, served as Executive Vice President Human Resources and Services since July 1999. In May 1998, Mr. Haar joined Sirona as Human Resources Director after acquiring 31 years of experience in various Human Resources management functions, including with ITT for 17 years, and later with Porsche for 11 years. Since joining Sirona in 1998 he has taken a decisive role in completing the carve-out of our business from Siemens and in executing subsequent organizational restructurings.

Jonathan I. Friedman (General Counsel and Secretary)	Age 38, has served as our General Counsel since September 2007, and was appointed Secretary in October 2007. From 2001 to 2007 Mr. Friedman was Chief Legal Officer and Secretary of National Medical Health Card Systems, Inc., a NASDAQ listed pharmacy benefit manager. In this role Mr. Friedman’s primary focus was on corporate acquisitions and financings, general corporate transactions, Exchange Act reporting, corporate governance, intellectual property matters and regulatory compliance. Prior to his tenure at National Medical Health Card Systems, Inc., Mr. Friedman served as Vice President and Deputy General Counsel to a publicly traded company and was an associate at a major New York City law firm. In each of those roles, Mr. Friedman’s emphasis was on public and private securities offerings, mergers and acquisitions, commercial transactions, technology licensing, regulatory compliance and securities law. Mr. Friedman holds a J.D. (graduating cum laude) from St. John’s University School of Law, where he was also the Articles and Notes Editor of the Law Review.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NOMINEES.

Board Committees and Meetings

During fiscal 2008, the Board of Directors held four (4) meetings. All of the members of our Board attended the 2007 Annual Meeting of stockholders. The Company has no policy regarding director attendance at its Annual Meeting. The table below sets forth the membership of the Audit Committee, the Executive Compensation Committee and the Nominating Committee of the Board. The Board has determined that Messrs. Hood, Kowaloff and Beecken are independent directors, as such term is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The following table provides membership information as of September 30, 2008 for each of our Board committees:

Name	Audit	Compensation	Nominating
Nicholas W. Alexos			X
David K. Beecken	X*		X
Simone Blank
Jost Fischer
William K. Hood	X	X	X
Arthur D. Kowaloff	X		X
Harry M. Jansen Kraemer, Jr.		X	X*
Timothy D. Sheehan			X
Jeffrey T. Slovin
Timothy P. Sullivan		X*	X

*	Committee Chairperson

Below is a description of each committee of our Board and information regarding committee meetings held in fiscal 2008.

Audit Committee.    Our Audit Committee is currently composed of three directors, Messrs. Beecken (who serves as Chairman), Hood and Kowaloff, all of whom are independent directors as such term is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules, and as required by the Audit Committee Charter. In addition, our Board has determined that each of Messrs. Hood and Kowaloff is an “audit committee financial expert,” as defined by the SEC.

The primary function of the Audit Committee is to serve as an independent and objective party to oversee our accounting and financial reporting processes and internal control system; to pre-approve all auditing and non-auditing services to be provided by our independent auditor; to review and oversee the audit efforts of our independent auditor; and to provide an open avenue of communication among the independent auditor, financial and senior management and our Board. The Audit Committee has responsibility and authority, among other matters, to review with our management any financial information filed with the SEC or disseminated to the public; to establish and maintain procedures for receiving and treating complaints regarding accounting, internal accounting controls and auditing matters, and for the confidential anonymous submission by employees of concerns regarding these matters; to appoint, determine funding for and oversee our independent auditor; to review, in consultation with the independent auditor and our accounting personnel, the integrity of our financial reporting processes; and to review in advance any proposed transaction between us and any related party. A copy of our Audit Committee Charter can be found on our corporate website at www.sirona.com. The Audit Committee met seven times during the fiscal year ended September 30, 2008.

Executive Compensation Committee.    The Executive Compensation Committee has oversight responsibility relating to the compensation of our executive officers and directors and the administration of awards under our 2006 Equity Incentive Plan. Because the Company is a “controlled company” within the meaning of the NASDAQ Marketplace Rules, we are not required to have an executive compensation committee that is comprised solely of independent directors. The Executive Compensation Committee met five times during the fiscal year ended September 30, 2008. A copy of our Executive Compensation Committee Charter can be found on our corporate website at www.sirona.com.

In October 2007, the Executive Compensation Committee retained compensation consultant Pearl Meyer & Partners (“PM&P”) to provide advice and recommendations with respect to the competitiveness of compensation of those persons that were named executive officers in fiscal 2007 (Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar) and to recommend changes to the Company’s compensation program for 2008. The Executive Compensation Committee sought to develop a more unified compensation plan for the new combined company of Sirona and Schick. In addition, the Executive Compensation Committee sought to develop a compensation structure for Sirona’s top executives that would be more typical of a public company. The Sirona executives were previously compensated under a private-equity model more typical of a private company where long-term equity incentive significantly outweighs short-term compensation such as base salary and annual bonuses. The Executive Compensation Committee did not include a competitive benchmark and review of the compensation of Mr. Friedman, our General Counsel and Corporate Secretary, in the scope of the consulting assignment since he only recently became an executive officer of the Company. Based on its review of PM&P findings, the Executive Compensation Committee decided to modify certain of its executive compensation programs to be consistent and competitive with the peer group in fiscal 2008, as is described in “Compensation Discussion and Analysis” below.

Further, in May 2008, the Executive Compensation Committee retained PM&P to provide advice and recommendations with respect to competitive benchmarking of our non-employee director compensation system within our peer group and with respect to specific compensation decisions concerning our non-employee directors. The Executive Compensation Committee met privately with PM&P and directed it to perform competitive benchmarking of the compensation of our non-employee directors against a peer group of public companies and to make specific recommendations about elements of non-employee director compensation including annual fees and retainers, committee membership fees, committee chair fees and meeting fees. Based on its review of PM&P findings, the Executive Compensation Committee decided to modify its compensation of non-employee directors to be consistent and competitive with the peer group beginning in fiscal 2009, as is described in “Compensation of Directors” below.

In fiscal 2008, our chief executive officer and our chief financial officer were invited to several meetings of the Executive Compensation Committee to see presentations made by PM&P and to discuss and make recommendations regarding the Company’s compensation practices. The Executive Compensation Committee is authorized to decide whether or not to accept, reject or modify any of our management’s proposals regarding compensation. The Executive Compensation Committee, working with PM&P, made the final determination of the composition of the peer group, after reviewing a recommendation from the Company’s management. The Executive Compensation Committee, after review and consideration of PM&P’s recommendations, made all determinations of the form and amount of executive and non-employee director compensation. The finance and human resources departments of the Company provided calculations used in determining whether bonus targets had been met, which calculations were reviewed and approved by the Executive Compensation Committee.

Compensation Committee Interlocks and Insider Participation.    None of the members of the Executive Compensation Committee is an officer or employee, or former officer or employee, of our Company or any of our subsidiaries. No interlocking relationship existed during the fiscal year ended September 30, 2008 between the members of our Board of Directors or Executive Compensation Committee and the board of directors or compensation committee of any other company, nor had any such interlocking relationship existed in the past.

Nominating Committee.    The Nominating Committee was established by resolution of our Board on August 3, 2004. The function of the Nominating Committee is to establish criteria for selecting candidates for nomination to our Board, actively seek candidates who meet those criteria, and to recommend nominees to our Board. The Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields and who possess the skills and expertise to make a significant contribution to our Board, us and our stockholders. Director nominees should have relevant business or other experience, knowledge about issues affecting us and the ability and willingness to apply sound and independent business judgment. Because the Company is a “controlled company” within the meaning of the NASDAQ Marketplace Rules, we are not required to have a nominating committee that is comprised solely of independent directors. The Nominating Committee will consider nominees for election or appointment to our Board that are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompanies the recommendations. Such recommendations should be submitted in writing to the attention of the Nominating Committee, c/o Corporate Secretary, Sirona Dental Systems, Inc., 30-30 47th Avenue, Suite 500 Long Island City, NY 11101 and should not include self-nominations. A copy of our Nominating Committee Charter can be found on our corporate website at www.sirona.com.

Attendance at Board and Committee Meetings.    Each of our directors attended all meetings of the Board and all meetings held by all committees of the Board on which such director served during the fiscal year.

Code of Ethics

On June 2, 2004, by resolution of our Board, we adopted a code of ethics governing the conduct of our personnel, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the current code of ethics is available on our website at www.sirona.com. In addition, a free copy of the code may be obtained by stockholders upon request by contacting Jonathan Friedman, General Counsel of the Company, at (718) 482-2011.

In the event that any amendment is made to the code of ethics, and such amendment is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we shall disclose the nature of any such amendment on our website within four business days following the date of the amendment. In the event that we grant a waiver, including an implicit waiver, from a provision of the code of ethics, to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we shall disclose the nature of any such waiver, including the name of the person to whom the waiver is granted and the date of such waiver, on our website within four business days following the date of the waiver. Our website address is www.sirona.com.

Stockholder Communications with the Board of Directors

Historically, we have not adopted a formal process for stockholder communications with our Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by our Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to our Board has been excellent, and to date, we have not considered it necessary to adopt a formal process. Nevertheless, during the upcoming year the Board will continue to monitor whether it would be appropriate to adopt a formal process for stockholder communications with the Board.

Report of the Audit Committee of the Board of Directors

In executing its responsibilities, the Audit Committee has reviewed and discussed our audited financial statements with our management. The Audit Committee has also discussed with the Company’s independent auditor the overall scope and plans for their audits of the Company. Furthermore, the Audit Committee has discussed with our independent auditor the matters required to be discussed by SAS 61, as amended. In addition, the Audit Committee has received written disclosures and a letter from our independent auditor delineating all relationships between them and us, consistent with Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committee”), and has discussed with them matters pertaining to their independence. The Audit Committee also considered whether the additional services unrelated to audit services performed by KPMG during the fiscal year ended September 30, 2008 were compatible with maintaining their independence in performing their audit services. In addition, the Audit Committee met with the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for filing with the SEC. The Audit Committee and Board of Directors have also recommended the selection of KPMG as our independent auditor for the fiscal year ending September 30, 2009.

From the members of the Audit Committee of Sirona Dental Systems, Inc.:

David K. Beecken, Chairman

William K. Hood

Arthur D. Kowaloff

PROPOSAL 2—APPROVAL OF AMENDMENT OF 2006 EQUITY INCENTIVE PLAN

At the Annual Meeting, our stockholders will be asked to approve an amendment of our Equity Incentive Plan which was adopted by the Board of Directors in December 2006 and approved by the stockholders at the Annual Meeting of Stockholders held on February 27, 2007 (the “2006 Plan”) to increase the maximum number of shares of our Common Stock that may be issued under the Plan to 4,550,000 shares from 2,275,000 shares. The 2006 Plan amendment was adopted by our Board of Directors on January 27, 2009, subject to approval by our stockholders at the Annual Meeting.

The 2006 Plan allows us to grant equity-based incentive compensation opportunities to eligible personnel. As of January 21, 2009, after giving effect to an option exchange offer program under the 2006 Plan offered to employees and eligible consultants beginning on December 18, 2008 and expiring at 11:59 p.m. EDT on January 21, 2009, the combined total of the number of shares issued under the 2006 Plan and the number of shares covered by options outstanding under the 2006 Plan was 1,696,628. If all of the shares covered by those outstanding awards are issued, then, in the absence of the proposed amendment, we would only be able to issue an additional 578,372 shares under the 2006 Plan. Absent approval of the proposed amendment of the 2006 Plan, we will be unable to make significant future awards under the 2006 Plan and we will be unable to implement the option exchange offer program described in Proposal 3.

Currently, the 2006 Plan is the only compensation plan under which we are permitted to issue options to eligible employees and other personnel. In this regard, we are no longer authorized to issue options under our 1996 Stock Option Plan (the “1996 Plan”), which provides that no options may be granted after ten years from the plan’s adoption. Our Board of Directors believes that the 2006 Plan is a material element of our overall compensation program and that its continuing viability is important to our future financial and operational success. If the proposed amendment is not approved, our ability to provide equity-based incentives in order to attract, motivate and retain key personnel will be significantly limited. Our Board of Directors estimates that, if the proposed amendment is approved, awards under the 2006 Plan may be made for approximately another four years.

Under Proposal 3 below, our stockholders are being asked to approve an amendment of our 1996 Plan to permit an option exchange offer program pursuant to which outstanding underwater options granted under our 1996 Plan may be cancelled in a value-for-value exchange for new options for a lesser number of shares granted under our 2006 Plan. If the amendment to the 1996 Plan is approved and implemented, and if all eligible options are cancelled pursuant to the exchange offer program, we estimate that outstanding options for approximately 1,663,500 shares will be cancelled and replaced with new options for approximately 750,645 shares (assuming a closing price of $11.00 per share of our Common Stock on the day the exchange offer closes), representing a net total reduction of 912,855 shares subject to outstanding options. Our Board of Directors believes that the amendment of the 1996 Plan to permit an option exchange offer program will help us retain and motivate employees and other persons who hold options under the 1996 Plan. If the proposed amendment of the 2006 Plan is not approved, we will not be able to implement the option exchange offer program described in Proposal 3.

A summary of the 2006 Plan is provided below and is qualified in its entirety by reference to the full text of the 2006 Plan document. A copy of the 2006 Plan, as amended, is attached to this Proxy Statement as Appendix A. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amendment of the 2006 Plan. Abstentions will be counted toward a quorum and be considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a vote against this proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, will not be counted for purposes of determining whether the proposal has been approved.

As of January 27, 2009, the closing price per share of our outstanding Common Stock was $11.70.

Material Features of the 2006 Plan

Purpose

The purpose of the 2006 Plan is to enable us to attract, retain and reward eligible participants in order to promote our growth, long-term profitability and overall success and to enhance stockholder value.

Administration

The 2006 Plan is administered by the Executive Compensation Committee of our Board of Directors (the “Executive Compensation Committee” or the “Committee”). Our Board of Directors may, however, at any time resolve to administer the 2006 Plan. Subject to the specific provisions of the 2006 Plan, the Executive Compensation Committee is authorized to select persons to participate in the 2006 Plan, determine the form and substance of grants made under the 2006 Plan to each participant, to modify the terms of the grants made under the 2006 Plan and otherwise make all determinations for the administration of the 2006 Plan.

Term

The 2006 Plan went into effect on December 6, 2006. Unless sooner terminated, the 2006 Plan will expire on December 6, 2016. Awards outstanding at the expiration of the term of the 2006 Plan will continue in accordance with their terms.

Participation

Individuals who are eligible to participate in the 2006 Plan are directors (including non-employee directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, us or our subsidiaries. We have approximately 2,400 employees and expect to issue awards annually to approximately 120 employees.

Type of Awards

The 2006 Plan provides for the issuance of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock, dividend equivalents, other stock-based awards and performance awards. Performance awards may be based on the achievement of certain business or personal criteria or goals, as determined by the Executive Compensation Committee.

Available Shares Limitations

Currently, we may issue up to 2,275,000 shares of Common Stock under the 2006 Plan, subject to adjustment for changes in our capital structure or a reorganization of the company. The purpose of this proposal is to increase the number of shares that may be issued under the 2006 Plan to 4,550,000. Shares issued under the 2006 Plan may be authorized and unissued shares, treasury shares or any combination of the two. Shares forfeited or repurchased or underlying the unexercised portion of an award that terminates, expires, is canceled or is settled in cash will be available for further awards under the 2006 Plan. Shares withheld or delivered to pay the exercise or purchase price of an award or to satisfy tax withholding obligations will also be available for further awards under the 2006 Plan. No more than 750,000 shares of Common Stock may be covered by stock-based awards granted to any participant under the 2006 Plan in a calendar year.

Option Grants

Options granted under the 2006 Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options, as the Executive Compensation Committee may determine. The exercise price per share for each option will be established by the Executive

Compensation Committee, except that the exercise price of any option may not be less than 100% of the fair market value of a share of Common Stock as of the date of grant of the option. In the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding, the exercise price may not be less than 110% of the fair market value of a share of Common Stock as of the date of grant of the option.

Terms of Options

The term during which each option may be exercised will be determined by the Executive Compensation Committee, but if required by the Internal Revenue Code and except as otherwise provided in the 2006 Plan, no option will be exercisable in whole or in part more than ten years from the date it is granted, and no incentive stock option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all of our classes of stock will be exercisable more than five years from the date it is granted. All rights to purchase shares pursuant to an option will, unless sooner terminated, expire at the date designated by the Executive Compensation Committee. The Executive Compensation Committee will determine the date on which each option will become exercisable and may provide that an option will become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Executive Compensation Committee. Prior to the exercise of an option and delivery of the shares represented thereby, the optionee will have no rights as a stockholder, including any dividend or voting rights, with respect to any shares covered by such outstanding option. If required by the Internal Revenue Code, the aggregate fair market value, determined as of the grant date, of shares for which an incentive stock option is exercisable for the first time during any calendar year under all of our Plans may not exceed $100,000.

Stock Appreciation Rights

SARs entitle a participant to receive the amount by which the fair market value of a share of our Common Stock on the date of exercise exceeds the grant price of the SAR. SARs may be granted alone or to any optionee in tandem. No SAR may be exercised unless the fair market value of a share of our Common Stock on the date of exercise exceeds the grant price of the SAR or, in the case of SARs granted in tandem with options, any options to which the SARs correspond. The grant price and the term of an SAR will be determined by the Executive Compensation Committee, however the grant price shall not be less than 100% of the fair market value of a share of Common Stock as of the date of grant. Furthermore, no SAR may have a term exceeding ten years.

Termination of Options and SARs

Unless otherwise determined by the Executive Compensation Committee, and subject to certain exemptions and conditions, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for us for any reason other than death, disability, retirement or termination for cause, all of the participant’s options and SARs that were exercisable on the date of such cessation will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such cessation. In the case of death or disability, all of the participant’s options and SARs that were exercisable on the date of such death or disability will remain so for a period of 180 days from the date of such death or disability. In the case of retirement, all of the participant’s options and SARs that were exercisable on the date of retirement will remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of retirement. In the case of a termination for cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for us for any reason, all of the participant’s options and SARs will expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

Restricted Stock and Deferred Shares

Restricted stock is a grant of shares of our Common Stock that may not be sold or disposed of, and that may be forfeited in the event that a participant ceases to be a director, officer, employee or otherwise perform services for us for reasons other that death, disability or retirement prior to the end of a restricted period set by the Executive Compensation Committee. A participant granted restricted stock generally has all of the rights of a stockholder, unless the Executive Compensation Committee determines otherwise. An award of deferred shares confers upon a participant the right to receive shares of our Common Stock at the end of a deferral period set by the Executive Compensation Committee, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of the deferral period. Prior to settlement, an award of deferred shares carries no voting or dividend rights or other rights associated with share ownership.

Dividend Equivalents

Dividend equivalents confer the right to receive, currently or on a deferred basis, cash, shares of our Common Stock, other awards or other property equal in value to dividends paid on a specific number of shares of our Common Stock. Dividend equivalents may be granted alone or in connection with another award, and may be paid currently or on a deferred basis. If deferred, dividend equivalents may be deemed to have been reinvested in additional shares of our Common Stock, awards or other investment vehicles and subject to restrictions and risk of forfeiture as determined by the Executive Compensation Committee.

Other Stock-Based Awards

The Executive Compensation Committee is authorized to grant other awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our Common Stock, under the 2006 Plan. These awards may include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon our performance as a company or any other factors designated by the Executive Compensation Committee. The Executive Compensation Committee will determine the terms and conditions of these awards.

Performance Awards

As described in more detail below, the Executive Compensation Committee may make performance awards payable in cash, shares of our Common Stock or other awards, subject to the achievement of certain performance goals. The performance goals shall consist of one or more business criteria and a targeted level or levels of performance against such criteria, or other personal or business goals or objectives as the Executive Compensation Committee shall determine. Achievement of the performance goals is measured by the Executive Compensation Committee which may alter or adjust performance goals at its discretion. The Executive Compensation Committee may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals as determined by the Executive Compensation Committee. The Executive Compensation Committee will determine the circumstances under which performance awards shall be paid or forfeited during the performance period or prior to settlement of a performance award.

With respect to performance awards that are intended to be treated as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the Executive Compensation Committee shall, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service, in writing, (i) designate one or more participants, (ii) select the performance criteria applicable to the performance period, (iii) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between the performance criteria and the performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. The performance goals may be based on such factors including but not limited to: (a) revenue, (b) earnings per share of our Common Stock, (c) net income per share of our Common Stock, (d) price of a share of our Common Stock, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income, (i) cash flow, (j) earnings before interest, taxes, depreciation and amortization, (k) sales, (l) total stockholder return relative to assets, (m) total stockholder return relative to peers, (n) financial returns (including, without limitation, return on assets, return on equity and return on investment), (o) cost reduction targets, (p) customer satisfaction, (q) customer growth, (r) employee satisfaction, (s) gross margin, (t) revenue growth, or (u) any combination of the foregoing, or such other criteria as the Executive Compensation Committee may determine. The Executive Compensation Committee may determine performance goals in respect of the performance of the Company, any of its subsidiaries or affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance goals may be absolute or relative and may be expressed in terms of a progression within a specified range.

Approval of the proposed 2006 Plan amendment is intended to satisfy the stockholder approval requirement of Section 162(m) of the Internal Revenue Code. In general, this means that the Company may grant performance-based awards that are exempt from the deduction limitations of Section 162(m) for an additional five years before stockholder re-approval would need to be sought.

Change in Control

In general, if a change in control (as defined in the 2006 Plan) occurs and if a 2006 Plan participant’s employment or other service is terminated within twelve months after the change in control (other than a termination by us for “cause,” or by the participant without “good reason”) the participant’s outstanding awards will become fully vested and will remain exercisable for up to 180 days after the date of termination. If, as part of the change in control, we are acquired by another company, outstanding awards may be cashed out and/or canceled.

Amendment of Outstanding Awards and Amendment/Termination of 2006 Plan

The Board of Directors or the Executive Compensation Committee may amend or terminate the 2006 Plan at any time without approval from our stockholders, however, no amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Internal Revenue Code, under provisions of Section 422 of the Internal Revenue Code or by any listing requirement of the principal stock exchange on which our Common Stock is then listed. The Executive Compensation Committee may amend the terms of any outstanding award under the 2006 Plan, including, without limitation, the ability to reduce the exercise price of any options or SARS or to accelerate the dates on which they become exercisable or vest, at any time without approval from our stockholders. Unless previously terminated by the Board of Directors or the Executive Compensation Committee, the 2006 Plan will terminate on the tenth anniversary of its adoption. No termination of the 2006 Plan will materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives theretofore granted under the 2006 Plan.

Tax Withholding

Our obligation to make payments or issue shares in connection with any award will be subject to and conditioned upon the satisfaction of applicable tax withholding obligations. The Executive Compensation Committee may allow a participant to satisfy a withholding tax obligation in whole or in part by having us withhold shares that would otherwise be issued to the participant, or by having the participant deliver shares to us, in either case with a value equal to the minimum amount of the withholding obligation.

Tax Matters with Respect to Code § 409A

All grants made under the 2006 Plan are intended to avoid the inclusion of amounts with respect to any grants as deferred compensation of any participant under Code § 409A. However, the Company makes nor shall make any representations or warranties with respect to the application of Code § 409A to the grants, and by the acceptance of any grant, each participant agrees to accept the potential application of Code § 409A to the grant and any other tax consequences of the issuance, vesting, ownership, exercise, modification, adjustment and disposition of the grant and agrees that the company will have no liability to the participant with respect to such application.

Certain U.S. Tax Consequences

The following is a brief description of the salient federal income tax consequences arising with respect to awards made under the 2006 Plan.

Stock Options.    The grant of a stock option is not a taxable event. In general, a participant who receives an option that does not qualify as an “incentive stock option” under Section 422 of the Code will realize ordinary income at the time the option is exercised equal to the difference between the then value of the shares acquired by the exercise of the option over the option exercise price paid for the shares, and we will be entitled to a corresponding deduction. The participant’s tax basis for the shares will be equal to the value of the shares on the date ordinary income is realized and the participant’s tax holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

If a participant receives a stock option that qualifies as an “incentive stock option” under Section 422 of the Code, the participant will not realize income at the time the option is exercised (although the difference between the value of the shares and the exercise price will be taken into account as income for alternative income tax purposes), but will realize taxable income when the option shares are subsequently sold. If the participant sells the option shares more than two years after the date the option is granted and more than one year after the date the option is exercised, any gain or loss realized on the sale will be long-term capital gain or loss, and we will not be entitled to a deduction. If the participant sells the option shares before the end of either of those periods, any gain realized on the sale will be taxable as ordinary income to the extent of the difference between the value of the shares on the date the option was exercised and the exercise price paid for the shares, and any remaining gain will be capital gain. In general, we will be entitled to a deduction only if and to the extent ordinary income realized by the participant upon the sale of the option shares.

Stock Appreciation Rights (SARs).    The grant of an SAR will not result in any immediate tax consequence to us or to the participant. Generally, the participant will realize ordinary income upon the exercise of an SAR, equal to the value of the shares or the cash payment issued or made in settlement of the award, and we will be entitled to a corresponding deduction.

Stock Settled Awards Other than Options and SARs.    In general, a participant who receives restricted stock or other stock settled awards under the 2006 Plan will realize ordinary income at the time the restricted stock becomes vested or the participant receives vested shares in settlement of the award in an amount equal to the then fair market value of the shares, and we will be entitled to a corresponding deduction (subject to potentially applicable deduction limitations under Section 162(m) of the Internal Revenue Code). The participant’s tax basis in the shares will generally be equal to the value of the shares on the date that ordinary income is realized, and the participant’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

Tax Deductibility Limitation.    The Internal Revenue Code limits the allowable tax deduction that may be taken by us for compensation paid to some of our executive officers. The limit is $1,000,000 per executive per year, but certain “performance based compensation” is excluded from the limitation. Under the 2006 Plan, stock options, SARs, and performance-based stock and other incentive awards may qualify as performance-based compensation not subject to the $1,000,000 limitation. Restricted stock and other share-based awards that are not performance based would be subject to the limitation unless the vesting and settlement of the awards are subject to the achievement of performance goals established under the incentive plan and the awards otherwise qualify for exemption from the deduction limitation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3—APPROVAL OF AMENDMENT OF 1996 STOCK

OPTION PLAN TO PERMIT OPTION EXCHANGE OFFER PROGRAM

In order to permit the Company to implement the option exchange offer program in compliance with applicable NASDAQ rules which require stockholder approval in the event of a material amendment of an equity compensation plan (including any material changes to permit a repricing (or decrease in exercise price)), the Company is seeking stockholder approval of the amendment of the 1996 Plan to permit an option exchange offer program.

A number of our employees, consultants and a director hold options to purchase a total of 1,663,500 shares of our Common Stock that were granted under our 1996 Stock Option Plan (the “1996 Plan”) and that have an exercise price per share of $25.10. Because the exercise price is significantly greater than the current market price of a share of our Common Stock, these options have a reduced incentive and retention effect on the option holders. Our Board of Directors has determined that we should implement an option exchange offer program pursuant to which the holders of these underwater options granted under the 1996 Plan (“old options”) could exchange those options for new options to purchase shares of our Common Stock (“replacement options”) for a lesser number of shares with an exercise price equal to the market price of our Common Stock on the date the new options are granted. Our Board of Directors believes this exchange offer program will enhance our employee motivation and retention efforts in the face of business challenges affecting our industry. Our Board of Directors also believes this program, which relates only to options held under the 1996 Plan, is necessary to complement a similar option exchange program that was implemented with respect to underwater options held under the 2006 Plan, which did not require stockholder approval.

The proposed exchange offer program will be designed such that on the date the replacement options are granted, the fair value of the old options surrendered in the exchange will be equal to the fair value of the replacement options received in the exchange. Accordingly, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the proposed exchange offer program. Assuming full participation and a closing price of $11.00 per share of our Common Stock on the date the replacement options are granted (which is expected to be on the day the exchange offer closes), the proposed exchange offer program would result in the cancellation of 1,663,500 outstanding old options in exchange for approximately 750,645 replacement options, for a net reduction of 912,855 shares covered by outstanding options.

As of January 27, 2009, the closing price per share of our outstanding Common Stock was $11.70.

Summary of Material Terms of Stock Option Exchange Offer Program

On December 2, 2008, subject to stockholder approval, our Board of Directors authorized a value-for-value stock option exchange offer program with respect to outstanding underwater stock options (old options) that were granted under our 1996 Plan on September 25, 2005 and that have an exercise price per share of $25.10. There are a total of 1,663,500 old options that would be eligible to participate in the option exchange program. Under the proposed exchange offer program, the holders of the old options would be offered the opportunity to exchange their old options for replacement options covering a lesser number of shares and having an exercise price equal to the fair market value of our stock on the date the replacement options are granted. The number of shares covered by the replacement options would be determined using an exchange ratio calculated such that the fair value of the replacement options is equal to the fair value of the old options being surrendered in exchange therefor. The replacement options will be options to purchase our Common Stock granted under our 2006 Plan. Assuming this proposal is approved, it is contemplated that the exchange offer program will be launched on or about March 2, 2009 and will expire 20 business days later. The replacement options will be issued promptly after the exchange offer expires to those participants who accept the offer.

Eligibility

In general, the exchange offer program will be open to any individual who holds an outstanding option granted under our 1996 Plan that has a per share exercise price of $25.10. Options to purchase a total of 1,663,500 shares currently meet these criteria. Options meeting these criteria are held by approximately 55 individuals, and include an option for 1,130,000 shares held by Mr. Slovin, our Executive Vice President and Chief Operating Officer of U.S. Operations. No other named executive officer or directors would participate in the option exchange offer. In general, an eligible individual will not be able to participate in the exchange offer program if his or her employment or other service terminates before the exchange offer expires and the replacement options are granted. Individuals who are absent from work because of short term disability, military leave or other authorized leave will remain eligible to participate in the exchange offer program.

Terms of Replacement Options

Each option holder who elects to participate in the exchange offer program will receive a replacement option in exchange for the old option that is being surrendered in the exchange. The number of shares underlying the replacement options will be determined using an exchange ratio calculated such that the fair value of the replacement options is equal to the fair value of the old options tendered for exchange on the date the old options are canceled and the replacement options are granted. The exchange ratios will be calculated based upon the closing price of our common stock on the NASDAQ Global Select Market (“NASDAQ”) on the date of the exchange, which is expected to be the expiration date of the exchange offer, as well as other valuation assumptions. The exchange ratios used in this option exchange offer program will be calculated by our independent compensation consultant, Atlas Moody Enterprises, LLC, using the Black-Scholes option valuation model. As a result, the number of shares covered by a replacement option will be less than the number of shares covered by the corresponding old option. The exercise price per share of the replacement options will be equal to the closing price per share of our Common Stock on NASDAQ on the date the replacement options are granted.

The replacement options will be completely unvested on the date they are granted, even if the old options surrendered in the exchange had previously become vested. In general, subject to the option holder’s continuing service, a replacement option will become vested as follows:

•

If and to the extent the corresponding old option was previously vested, a like portion of the replacement option will become vested on the first anniversary of the date the replacement option is granted; and

•

If and to the extent the corresponding old option was not previously vested, a like portion (or all) of the replacement option will become vested one year from the date(s) as of which the old option would have become vested in accordance with its terms.

The replacement options will be “nonqualified stock options” for federal income tax purposes, even if the corresponding surrendered options had qualified as “incentive stock options” for federal income tax purposes. The replacement options will otherwise have substantially the same terms and conditions as the corresponding surrendered options.

Stockholder Approval

Under current NASDAQ rules, implementation of the proposed exchange offer would constitute a material modification of our 1996 Plan because the 1996 Plan does not expressly permit or prohibit such an exchange and, accordingly, is subject to approval by our stockholders under NASDAQ rules. If our stockholders approve the amendment of the 1996 Plan, our Board of Directors intends to commence the exchange offer promptly following the Annual Meeting. We will not be able to implement the exchange offer if our stockholders do not approve the proposal.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a vote against this proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

Our Board of Directors unanimously recommends that you vote FOR approval of the proposed exchange offer program.

Reasons for the Option Exchange Offer Program

We have granted stock options to our employees and directors consistent with the view that stock-based incentive compensation opportunities play a key role in our being able to recruit, motivate and retain qualified individuals. While our compensation packages generally include a number of different components, we believe equity compensation is one of the key components as it encourages our employees to work toward our success and aligns their interests with those of our stockholders by providing them with a means by which they can benefit from increasing the value of our Common Stock.

In September 2005, we granted options to purchase shares of our Common Stock under our 1996 Plan at an exercise price per share of $25.10, of which options to purchase 1,663,500 shares are currently outstanding. These options are significantly underwater in the sense that the option exercise price is significantly higher than the current market price of our Common Stock. For example, on January 5, 2009, the closing price of our Common Stock on NASDAQ was $10.36 per share, which is only about 42% of the option exercise price of $25.10 per share. Although we continue to believe that stock options are an important component of our compensation program, we believe that these underwater options are perceived by their holders as having a reduced incentive and retention effect due to the difference between the exercise prices and the current market price of our Common Stock. As a result, these options are not providing the incentives and retention value that our Board of Directors believes are necessary to our future success and growth in the value of our shares. We believe the option exchange program will reverse this condition and that it will also serve as a retention tool because the replacement options will have longer vesting terms compared to the existing options being surrendered in the exchange. We also believe the proposed exchange offer program is necessary in order to complement a similar program that was previously implemented with respect to underwater options held under our 2006 Plan.

In addition to reviving the incentive potential inherent in our outstanding stock options, the option exchange program would provide a benefit to our stockholders in the form of a reduction of the number of shares subject to outstanding options. For example, we estimate our overhang of outstanding stock options would be reduced by approximately 912,855 shares, assuming full participation in the proposed option exchange program and an exchange ratio of 45% based upon a market price of $11.00 per share on the date the replacement options are granted. The actual reduction in our overhang that could result from the option exchange program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the option exchange program and the market price of a share of our Common Stock on NASDAQ on the date the exchange offer expires and the replacement options are granted.

Consideration of Alternatives

We have designed the terms of the proposed exchange offer to balance the interests of our stockholders with the objective of increasing the retention and motivational values associated with our outstanding stock options. We considered a number of alternatives before concluding that an option exchange program is the most effective vehicle for restoring the incentive and retention value of our outstanding options. The alternatives considered include:

•

Adjust cash compensation through payment of bonuses.    We considered awarding additional cash bonuses to compensate for the lack of incentive value inherent in previously granted stock options that are now underwater. However, such bonus payments would consume cash and provide a much shorter term retention incentive than equity compensation.

•

Grant additional equity compensation.    We considered making special one-time stock option awards at current market prices and/or restricted stock awards designed to compensate for a reduction in the value of previously granted stock options that are now underwater. However, such supplemental equity awards could result in greater potential dilution to our current stockholders and only serve to increase market overhang.

•

Implement an option exchange program.    We concluded an option exchange program will effectively help us to retain and motivate individuals who hold underwater stock options granted under our 1996 Plan and will have the added benefit of benefiting our stockholders for reasons including the following:

•

Improved retention will enhance long-term stockholder value.    We believe that most, if not all, of the individuals who hold underwater options granted under the 1996 Plan view the options as having a reduced incentive and retention effect and, therefore, we believe those options are less effective as motivational and retention incentives. We believe that we need to offer new ways to motivate and retain these individuals in order to enhance long-term stockholder value. Option holders who elect to participate in the exchange offer will receive replacement options covering fewer shares; however, because the exercise price per share will be reduced to the current price of our shares, the holders will have an opportunity to benefit from all future increases in the price of our Common Stock which, in turn, should provide an enhanced performance incentive compared to the existing underwater options.

•

New vesting requirements for the replacement options are expected to encourage employee retention.    The replacement options will have longer vesting conditions than the vesting conditions applicable to the old options being surrendered. In addition, a one-year vesting condition will apply to those replacement options that are exchanged for old options that have previously vested. Thus, at a minimum, we expect the replacement options will encourage our participating employees and director to remain with us over the new vesting periods in order to receive value from the replacement options.

•

The proposed exchange ratios are intended to make the option exchange value-neutral to our stockholders.    The exchange ratios and exercise prices of the replacement options issued as part of the exchange offer program will be calculated so as to provide a fair value exchange of options—which means that the value of the replacement options will be equal to the value of the old options that are being surrendered in exchange for the replacement options. Accordingly, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the proposed option exchange offer program.

•

The overall number of shares subject to outstanding equity awards will be reduced.    Not only do the underwater options have a reduced retention value, they cannot be removed from our stock option overhang until they are exercised or expire unexercised. If approved by the stockholders, the option exchange program will reduce our overhang of outstanding stock options by eliminating the ineffective options that are currently outstanding. The actual reduction in our overhang that could result from the option exchange program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the option exchange program. As indicated, the number of shares currently covered by options that would be eligible for the exchange offer program is 1,663,500. Assuming all of the option holders participate in the exchange, the number of shares covered by the replacement options would be reduced to approximately 750,645 shares if the closing NASDAQ price of our shares on the date the exchange offer expires is $11.00. The actual reduction in the number of shares covered by outstanding options will vary, depending upon the exchange ratio which, in turn, is based on a number of factors, including the number of options tendered in the exchange and the closing NASDAQ price of our shares on the date the replacement options are issued (which is expected to be the date the exchange offer expires).

•	Reduced pressure for additional grants. If we are unable to implement the option exchange program, then, as a practical matter, we may need to issue even more options to our employees and other personnel at current market prices than we would otherwise want to issue, thus increasing our overhang even more. These additional grants would result in decreased reported earnings, which could negatively impact our stock price.

Description and Implementation of the Option Exchange Program

The exchange offer program will be commenced as soon as practicable following stockholder approval. Under the exchange offer, eligible individuals will have an opportunity to exchange their outstanding underwater options (old options) granted under our 1996 Plan for replacement options covering a lower number of shares and having a lower exercise price. All of the replacement options will be subject to a new vesting schedule which will have longer vesting terms than the old options being replaced, as explained more fully below.

As part of the exchange offer program, eligible individuals will receive written materials explaining the terms and conditions timing of the exchange offer and will be given at least 20 business days to elect whether to participate. Participation by any individual is completely voluntary. In accordance with applicable legal requirements, we will file the terms of the exchange offer program with the Securities and Exchange Commission as part of a tender offer statement on Schedule TO. The replacement options will be issued on the date the exchange offer expires, which we expect to be on or about March 30, 2009. Even if the option exchange program is approved by our stockholders, our Board of Directors will retain the authority, in its sole discretion, to terminate or postpone the exchange offer program at any time or to exclude certain otherwise eligible individuals from participating in the program due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical.

Terms of the Exchange Offer

Options Eligible for Exchange

The exchange offer program will apply to options that are outstanding under our 1996 Plan and that have an exercise price per share of at least $25.10. Currently, options covering 1,663,500 shares of our Common Stock would be eligible for the program. All such eligible options were granted as of September 25, 2005 and have an expiration date of September 25, 2015. All such eligible options vest over four years, however, options granted to employees of Schick Technologies, Inc. other than Mr. Slovin prior to the Exchange began to vest as of September 25, 2005 and options granted to employees of Sirona prior to the Exchange began to vest as of June 21, 2006, the day after the Exchange closed. Options granted to Mr. Slovin began to vest as of June 21, 2006.

Eligible Individuals

In general, all individuals holding eligible options may participate in the program. Eligible individuals include employees, consultants and a director. Currently, approximately 55 individuals are eligible to participate in the program, including Mr. Slovin, whose option covers 1,130,000 shares. In general, an eligible individual will not be able to participate in the exchange offer program if his or her employment or other service terminates before the exchange offer expires and the replacement options are granted. Individuals who are absent from work because of short term disability, military leave or other authorized leave will remain eligible to participate in the exchange offer program.

Election to Participate

Participation in the option exchange program is totally voluntary. An individual who holds a single option grant must participate, if at all, with respect to all of the shares covered by that option grant. An individual who holds multiple options (that is, options granted on more than one date) may elect to participate with respect to less than all of those option grants but must participate, if at all, with respect to all of the shares covered by any particular option grant.

Description of Replacement Options

All replacement options will be issued under our 2006 Plan, subject to vesting conditions described below. None of the replacement options will be vested at the time they are issued. All of the replacement options will be treated as “nonqualified stock options” for federal income tax purposes. Unless sooner terminated (for example, in connection with a termination of employment or other service), all replacement options will expire on the date the corresponding existing option would have expired. In general, the replacement options will have the same terms and conditions as the existing options being replaced, except that the replacement options will cover a lesser number of shares, have a lower exercise price and have a longer vesting schedule than the corresponding existing options.

Exchange Ratios

Each replacement option will represent the right to purchase fewer shares than the old option tendered in exchange for the replacement option. The number of shares covered by a replacement option will be determined using an exchange ratio designed to result in the fair value of the replacement option being equal to the fair value of the corresponding old option at the time the old option is cancelled and the replacement option is granted (which is expected to occur on the date of the expiration of the exchange offer), as determined under applicable accounting rules. The exchange ratios will be calculated by our independent compensation consultant using the Black-Scholes option valuation model and will be based upon the closing price of our Common Stock on NASDAQ on the date the exchange offer expires, as well as other valuation assumptions. All options eligible for the exchange offer were granted on September 25, 2005 and have an exercise price of $25.10. The number of shares that holders of old options would be entitled to purchase pursuant to a new replacement option will be determined as follows: multiply (i) the number of shares the holder would have been entitled to purchase pursuant to the old option exchanged for the replacement option by (ii) the applicable exchange ratio.

Set forth below are the exchange ratios applicable to the old options at the indicated assumed closing prices of our Common Stock on the exchange date, which is expected to be the expiration date of the exchange offer:

Exchange Ratio @$10.00	Exchange Ratio @$11.00	Exchange Ratio @$12.00	Exchange Ratio @13.00	Exchange Ratio @$14.00
0.4490	0.4942	0.5476	0.5941	0.6387

Exercise Price of Replacement Options

The per share exercise price under each replacement option will be equal to the closing price per share of our Common Stock on NASDAQ on the date the old options are canceled and the replacement options are issued, which is expected to be the date the exchange offer expires. All replacement options will be granted on that date and all replacement options will have the same exercise price.

Vesting of Replacement Options

All replacement options will be completely unvested at the time they are granted. In general, subject to the option holder’s continuing service, a replacement option will become vested as follows:

•

If and to the extent the corresponding old option was previously vested, a like portion of the replacement option will become vested on the first anniversary of the date the replacement option is granted; and

•

If and to the extent the corresponding old option was not previously vested, a like portion of the replacement option will become vested one year from the date(s) as of which the old option would have become vested in accordance with its terms.

For example, assume an eligible old option is fully vested on the date the exchange offer expires and that the old option is exchanged for a replacement option under the exchange offer program. Subject to continuing employment or service conditions, the replacement option will not be vested upon grant but will become fully vested on the first anniversary of the date it is granted—i.e., one year after the expiration of the exchange offer. As another example, assume an existing option vests in four equal 25% increments starting September 25, 2006 and that the option is 75% vested on the date the exchange offer expires. Subject to continuing employment or service conditions, no portion of the replacement option will be vested upon grant, and the replacement option will become vested in two increments: 75% on the first anniversary of the date the replacement option is granted, and 25% on September 25, 2009.

Potential Modification of Terms to Comply with Government Regulations

The terms of the exchange offer will be described in an Offer to Exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program’s terms, it is possible that we will need to alter the terms of the exchange offer to comply with comments from the SEC. Changes in the terms of the exchange offer may also be required for tax or accounting purposes. We will retain the discretion to make any changes to the terms of the exchange offer as we deem necessary or appropriate, other than changes to the manner in which the exchange ratios and exercise prices of replacement options will be calculated.

Accounting Treatment

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), regarding accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the stock options granted in the exchange offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the replacement options over the fair value of the old options surrendered in exchange for the replacement options. The fair value of the replacement options will be measured as of the date they are granted and the fair value of the old options surrendered will be measured immediately prior to the cancellation. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the replacement options. However, because the exchange ratios will be calculated to result in the fair value of the replacement options being equal to the fair value of the old options being canceled in exchange for the replacement options, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange offer.

U.S. Federal Income Tax Consequences

The grant of a replacement option in exchange for the cancellation of an old option is not a taxable event for federal income tax purposes. The federal income tax consequences associated with the exercise of a replacement option are similar to those applicable to the exercise of the corresponding old option (other than old options that qualified as “incentive stock options” under Section 422 of the Internal Revenue Code, as described in the following paragraph). In general, upon the exercise of a replacement option, the participant will realize ordinary income for federal income tax purposes equal to the excess of the then fair market value of the shares acquired upon the exercise over the option exercise price paid for the shares, and we will be entitled to a corresponding tax deduction. The participant’s tax basis in the acquired shares will be equal to the exercise price plus the amount of ordinary income realized upon exercise. Gain or loss on a later sale of the acquired shares will be treated as long-term or short-term capital gain or loss, depending upon whether the participant held the shares for more than one year before the sale.

As indicated above, all replacement options will constitute “nonqualified” options for federal income tax purposes, subject to the tax treatment summarized in the preceding paragraph. If a participant holds an old option that qualifies as an “incentive stock option” or ISO (within the meaning of Section 422 of the Internal Revenue Code) and the participant does not participate in the exchange offer with respect to that option, then the participant may be eligible for certain favorable tax treatment with respect to the exercise of the option and later sale of the option shares. In general, the exercise of an ISO is not a taxable event for federal income tax purposes and, if certain holding period requirements and other conditions are met, all of the gain from a later sale of the option shares is treated as long-term capital gain. To qualify for this favorable treatment, the option shares must be held for at least two years from the date the option is granted and one year from the date the option is exercised. Again, ISO treatment will not apply to any of the replacement options even if the corresponding old option would otherwise have qualified for ISO treatment.

Effect on Stockholders

We are not able to predict the impact the option exchange program will have on your interests as a stockholder, as we are unable to predict how many participants will surrender their existing options or what the market price of our Common Stock will be on the date that the replacement options are granted. If the option exchange program is approved, the exchange ratios will result in (a) the issuance of fewer shares subject to the replacement options than were subject to the existing options surrendered in exchange for the replacement options, and (b) the fair value of the replacement options being equal to the fair value of the old options surrendered in the exchange. Accordingly, we do not expect to recognize any incremental compensation expense for financial reporting purposes as a result of the option exchange program. In addition, the option exchange program is intended to reduce both our existing stock option overhang and our need to issue supplemental stock options in the future in order to remain competitive with other employers.

If there were to be full participation in the option exchange program, a closing price of $11.00 per share of our Common Stock on the date the exchange offer expires, and exchange ratios that result in the fair value of the replacement options being equal to the fair value of the old options surrendered in exchange for the replacement options, then, based on the valuation assumptions made as of the close of the option exchange program, the total number of shares underlying our outstanding options would be reduced by approximately 912,855 shares. The actual reduction in our overhang that could result from the option exchange program could be significantly lower, depending upon a number of factors, including the actual level of participation by eligible option holders.

New Plan Benefit

The benefits that will be received by or allocation to eligible individuals under the option exchange offer program are not currently determinable because the exchange ratio has not be established. Exchange ratios applicable to the old options at indicated assumed closing prices of our Common Stock on the exchange date, which is expected to be the expiration date of the exchange offer, are shown in “Exchange Ratios” above.

1996 Plan

Name or position	Number of Eligible Options
Jost Fischer Chairman, President and Chief Executive Officer	0
Simone Blank Executive Vice President and Chief Financial Officer and Director	0
Jeffrey T. Slovin Executive Vice President and Chief Operating Officer of U.S. Operations and Director	1,130,000
Theo Haar Executive Vice President	0
Jonathan Friedman
General Counsel and Secretary	0
Executive Group	1,130,000
Non-Executive Director Group	0
Non-Executive Officer Employee Group	533,000

Amendment of the 1996 Plan

In order to permit the Company to implement the option exchange offer program in compliance with applicable NASDAQ rules, the Board of Directors has authorized the Company to amend the 1996 Plan, subject to approval of the amendment by the Company’s stockholders at the Annual Meeting. The amendment of the 1996 Plan is as follows:

“15. Option Exchange Offer Program. Notwithstanding any other provision of the Plan to the contrary, including but not limited to Section 14 hereof, the Company, by action of the Executive Compensation Committee of the Board, may effect an option exchange offer program (the “Option Exchange Offer Program”), to be commenced through one or more option exchange offers, provided that in no event may more than one offer to exchange be made for any outstanding Option. Under any option exchange offer, Optionees will be offered the opportunity to exchange outstanding, unexercised and unexpired Options granted under the Plan with an exercise price per share equal to $25.10 or greater (the “old options”) for new options (the “replacement options”) granted pursuant to the Company’s Equity Incentive Plan (the “2006 Plan”), as follows: (1) each old option shall have a “value” (determined in accordance with a generally accepted option valuation method as of a date prior to the commencement of any exchange offer) equal to the value of the old option; (2) the Executive Compensation Committee shall determine an exchange ratio for the Option Exchange Offer Program consistent with the foregoing pursuant to which (a) each replacement option shall represent the right to purchase fewer shares of Stock than the shares underlying the old option, and (b) the per share exercise price of each replacement option shall be not less than the fair market value of a share of Stock on the date of issuance of the replacement option; (3) each old option or portion thereof that is fully vested shall be exchanged for a replacement option or portion thereof that is unvested as of the date of such exchange but will become fully vested on the first anniversary of the date of such issuance, and each old option or portion thereof that is unvested shall be exchanged for a replacement option or portion thereof that is unvested as of the date of such issuance, but will vest one year from the date(s) as of which the old option would have vested in accordance with its terms; and (4) each replacement option shall have the same expiration date as the old option. All other material terms of each replacement option shall be substantially similar to the old option exchanged therefor except that all new options will be non-statutory options. Subject to the foregoing, the Executive Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Offer Program.”

Material Features of the 1996 Plan

A summary of the 1996 Plan is provided below and is qualified in its entirety by reference to the full text of the 1996 Plan document. A copy of the 1996 Plan, as amended, is attached to this Proxy Statement as Appendix B.

General

The 1996 Plan provides for the grant to officers, directors and employees of the Company and consultants, advisors and independent contractors of the Company of both “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and stock options that are non-qualified for federal income tax purposes, sometimes referred to as non-statutory options.

Administration and Eligibility

The 1996 Plan is administered by the Board of Directors and/or by a duly appointed committee of the Board of Directors. The 1996 Plan is currently administered by the Executive Compensation Committee. The Executive Compensation Committee determines, among other things, which officers, employees, directors, consultants, advisors and contractors will receive options under the 1996 Plan, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, vesting, the number of shares subject to each option, and, subject to certain conditions discussed below, the exercise price of the option and duration of the options. Members of the Executive Compensation Committee are not eligible to receive options under the 1996 Plan.

Available Shares Limitations

The 1996 Plan provided for the issuance of up to 4,300,000 shares of Common Stock, subject to adjustment for changes in our capital structure.

Pursuant to the 1996 Plan, no options may be granted after April 22, 2006. As of January 21, 2009, 2,478,924 options were outstanding under the 1996 Plan.

Terms and Conditions of Options

The exercise price of incentive stock options is determined by the Executive Compensation Committee, but may not be less than the fair market value of our Common Stock on the date of grant and the term of any such option may not exceed ten years from the date of grant. With respect to any participant in the 1996 Plan who owns stock representing more than 10% of the voting power of our outstanding capital stock, the exercise price of any incentive stock option may not be less than 110% of the fair market value of our Common Stock on the date of grant and the term of such option may not exceed five years from the date of grant.

The exercise price of non-qualified stock options is determined by the Executive Compensation Committee on the date of grant, but may not be less than 85% of the fair market value of our Common Stock on the date of grant, and the term of any such option may not exceed ten years from the date of grant. The Executive Compensation Committee has the authority to establish the time or times when an option become exercisable subject to limits on the term of such option.

Payment of Exercise Price

Payment of the exercise price may be made by cash, check or cash equivalent, by tender of shares of our Common Stock then owned by the optionee, by the assignment of the proceeds of the sale of some or all of the shares of our Common Stock being acquired upon the exercise of an option or by any combination of the foregoing. Options were permitted to be granted that did not permit all of the foregoing forms of payment.

Restrictions on Transfer

Options granted pursuant to the 1996 Plan are not transferable, except by will or the laws of descent and distribution in the event of death. During an optionee’s lifetime, the option is exercisable only by the optionee.

Change in Control

In the event of a proposed dissolution, liquidation or sale of the Company, the options terminate immediately prior to the consummation of such proposed event, unless otherwise provided for by the Executive Compensation Committee. The Executive Compensation Committee may, in its sole discretion, give each optionee the right to exercise his or her options, even if such would not otherwise be exercisable.

Certain U.S. Tax Consequences

The following is a brief description of the salient federal income tax consequences arising with respect to awards made under the 1996 Plan.

Stock Options.    The grant of a stock option is not a taxable event. In general, a participant who receives an option that does not qualify as an “incentive stock option” under Section 422 of the Code will realize ordinary income at the time the option is exercised equal to the difference between the then value of the shares acquired by the exercise of the option over the option exercise price paid for the shares, and we will be entitled to a corresponding deduction. The participant’s tax basis for the shares will be equal to the value of the shares on the date ordinary income is realized and the participant’s tax holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

If a participant receives a stock option that qualifies as an “incentive stock option” under Section 422 of the Code, the participant will not realize income at the time the option is exercised (although the difference between the value of the shares and the exercise price will be taken into account as income for alternative income tax purposes), but will realize taxable income when the option shares are subsequently sold. If the participant sells the option shares more than two years after the date the option is granted and more than one year after the date the option is exercised, any gain or loss realized on the sale will be long-term capital gain or loss, and we will not be entitled to a deduction. If the participant sells the option shares before the end of either of those periods, any gain realized on the sale will be taxable as ordinary income to the extent of the difference between the value of the shares on the date the option was exercised and the exercise price paid for the shares, and any remaining gain will be capital gain. In general, we will be entitled to a deduction only if and to the extent ordinary income realized by the participant upon the sale of the option shares.

Tax Deductibility Limitation.    The Internal Revenue Code limits the allowable tax deduction that may be taken by us for compensation paid to some of our executive officers. The limit is $1,000,000 per executive per year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of our Board has selected KPMG as independent auditor for the fiscal year ending September 30, 2009 and has further directed that management submit the selection of independent auditor for ratification by the stockholders at the Annual Meeting. A proposal to ratify the appointment of KPMG will be presented at the Annual Meeting. Representatives of KPMG are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so and will be available to answer questions from stockholders. KPMG was the Company’s independent auditor during the fiscal year ended September 30, 2008.

Neither our By-laws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent auditor. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG.

AUDIT FEES

KPMG

The aggregate fees billed for professional services rendered for the Company by KPMG, the Company’s independent auditor, for the years ended September 30, 2008 and 2007 were:

	2008	2007
	(in thousands)
Audit Fees	$1,695.3	$1,549.2
Audit-Related Fees	48.3	82.3
Tax Fees	11.8	18.7
All Other Fees	—	—

Total Fees	$1,755.4	$1,650.2

“Audit Fees” include time billed to the Company for professional services and expenses relating to the audit and review of the financial statements of the respective years. For the fiscal years ended September 30, 2008 and September 30, 2007, audit fees included fees for professional services and expenses relating to the reviews of our quarterly financial statements for the quarters ended December 31, 2006 through June 30, 2008 on Form 10-Q and the audit of our annual financial statements and our Annual Report on Form 10-K for each of fiscal year 2008 and 2007.

“Audit-Related Fees” include fees billed to the Company in the respective fiscal year for professional services and expenses related to reviews of proxy, Form 8-K, Form S-8 and Form S-3 filings with the U.S. Securities and Exchange Commission.

“Tax Fees” include time billed to the Company for professional services and expenses principally related to tax planning, tax consulting and tax compliance.

All fees were billed in euro. Total fees billed amounted to €1,224.1 and €1,163.2 (in thousands) in fiscal 2008 and fiscal 2007, respectively (or $1,755.4 and $1,650.2, in thousands, using an exchange rate of 1.434 and 1.4187 in fiscal 2008 and fiscal 2007, respectively).

No other professional services were rendered or fees were billed by KPMG for the years ended September 30, 2008 and 2007.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor KPMG. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All audit-related and tax services for fiscal 2008 and 2007 were pre-approved by the Audit Committee.

The Audit Committee has determined that the rendering of the services, other than the audit services, by KPMG, is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

OTHER INFORMATION FOR THE ANNUAL MEETING OF

SIRONA DENTAL SYSTEMS, INC.’S STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of January 5, 2009, certain information regarding the ownership of the Common Stock of the company by (1) each of our executive officers and directors; (2) all of our executive officers and directors as a group; and (3) persons who are beneficial owners of more than five percent of our Common Stock:

Name	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Sirona Holdings Luxco S.C.A. and certain affiliates(2)	36,972,480	67.3%
Jost Fischer(3)	—	—
Jeffrey T. Slovin(4)	2,037,014	3.6%
Simone Blank(3)	—	—
Theo Haar(3)	—	—
Jonathan Friedman(5)	17,000	*
Nicholas W. Alexos(6)	36,972,480	67.3%
David K. Beecken(7)	15,000	*
William K. Hood(8)	86,246	*
Arthur D. Kowaloff(9)	45,000	*
Harry M. Jansen Kraemer, Jr.(10)	15,000	*
Timothy D. Sheehan(7)	—	—
Timothy P. Sullivan(6)	36,972,480	67.3%
All current executive officers and directors as a group (12 persons)(11)	39,187,740	69.9%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of January 5, 2009 are deemed outstanding for computing the number and the percentage of outstanding shares beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.
(2)	The offices of Luxco are located at 8-10, rue Mathias Hardt L-1717 Luxembourg. Sirona Holdings S.A. (“Luxco Manager”) is the sole manager of Luxco and may therefore be deemed the beneficial owner of the shares, and its offices are located at 412F route d’Esch L-1030 Luxembourg. MDCP IV Global Investments LP is the controlling stockholder of Luxco Manager and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. MDP IV Global GP, LP is the sole general partner of MDCP IV Global Investments LP and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. MDP Global Investors Limited is the sole general partner of MDP IV Global GP, LP and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. A majority of the following members of MDP Global Investors Limited have the authority to vote or dispose of the shares held by MDCP IV Global Investments LP: John A. Canning, Jr., Paul J. Finnegan, Samuel M. Mencoff, Paul R. Wood, Benjamin D. Chereskin, Justin S. Huscher, James N. Perry, Jr., Thomas R. Reusche, Timothy P. Sullivan, Nicholas W. Alexos, Robin P. Selati, Gary J. Little GST Exempt Marital Trust, David F. Mosher and Thomas Souleles. Each of the members of MDP Global Investors Limited and each of MDCP IV Global Investments LP, MDP IV Global GP, LP and MDP Global Investors Limited disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address for each of the members of MDP Global Investors Limited is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, Chicago, Illinois 60602.

(3)	Although Mr. Fischer, Ms. Blank and Mr. Haar do not have voting or dispositive power over the securities held by Luxco, each owns securities of Luxco with varying rights to participate in distributions by Luxco. Although these securities do not directly translate to an indirect percentage ownership interest of the Company, Luxco estimates that Mr. Fischer, Ms. Blank and Mr. Haar would be entitled to approximately 6.8%, 4.6% and 1.1%, respectively, of distributions of Luxco based upon the assumed value of the investment as of September 30, 2008.
(4)	Includes 1,172,915 shares issuable upon the exercise of options granted to Mr. Slovin.
(5)	Includes 17,000 shares purchased on the open market by Mr. Friedman.
(6)	Each of Messrs. Sullivan and Alexos, as members of MDP Global Investors Limited, may be deemed to share beneficial ownership of the securities held by Sirona Holdings, by Luxco. See note (2) above. Messrs. Sullivan and Alexos disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein.
(7)	Includes 10,000 issuable shares upon the exercise of stock options granted to Mr. Beecken pursuant to the Company’s 1997 Director Stock Option Plan and 5,000 shares issuable upon the exercise of stock options granted to Mr. Beecken pursuant to the Company’s 2006 Plan. In addition, David Beecken is a Partner in Beecken Petty O’Keefe & Company. Although neither Mr. Beecken nor Beecken Petty O’Keefe & Company have voting or dispositive power with respect to the securities held by Luxco, they do have an indirect ownership interest in securities of Luxco. Although these securities do not directly translate to an indirect percentage ownership interest of the Company, Luxco estimates that Mr. Beecken and Beecken Petty O’Keefe & Company would be entitled to approximately 0.3% and 6.7%, respectively, of distributions of Luxco based upon the assumed value of the investment on September 30, 2008. Mr. Sheehan is a Partner in Beecken Petty O’Keefe & Company and his address is c/o Beecken Petty O’Keefe & Company, 131 South Dearborn Street, Suite 2800, Chicago, IL 60603.
(8)	Includes 10,000 shares issuable upon the exercise of stock options granted to Mr. Hood pursuant to the Company’s 1997 Director Stock Option Plan and 5,000 shares issuable upon the exercise of stock options granted to Mr. Hood under the Company’s 2006 Plan.
(9)	Consists of 40,000 shares issuable upon the exercise of stock options granted to Mr. Kowaloff pursuant to the 1997 Directors Stock Option Plan and 5,000 shares issuable upon the exercise of stock options granted to Mr. Kowaloff pursuant to the Company’s 2006 Plan.
(10)	Includes 10,000 shares issuable upon the exercise of stock options granted to Mr. Kraemer pursuant to the Company’s 1997 Director Stock Option Plan and 5,000 shares issuable upon the exercise of stock options granted to Mr. Kraemer under the Company’s 2006 Plan. In addition, although Mr. Kraemer does not have voting or dispositive power with respect to the securities held by Luxco, he does have an indirect ownership interest in securities of Luxco. Although these securities do not directly translate to an indirect percentage ownership interest of the Company, Luxco estimates that Mr. Kraemer would be entitled to approximately 0.4% of distributions of Luxco based upon the assumed value of the investment as of September 30, 2008.
(11)	Includes 1,262,915 shares issuable upon exercise of options held by current executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during fiscal 2008. Our officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year ended September 30, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

Equity Compensation Plan Information

The following table sets forth the following information, as of September 30, 2008, with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance: the number of securities to be issued upon the exercise of outstanding options, warrants and rights; the weighted-average exercise price of such options, warrants and rights; and, other than the securities to be issues upon the exercise of such options, warrants and rights, the number of securities remaining available for future issuance under the plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,737,299	$24.68	1,106,375
Equity compensation plans not approved by security holders	—	—	—

Total	3,737,299	$24.68	1,106,375

On December 12, 2008, we announced a fair value option exchange program under the 2006 Plan. The Company made a tender offer for eligible options under the 2006 Plan beginning on December 18, 2008 and expiring at 11:59 p.m. EDT on January 21, 2009. As a result of the tender offer, options to purchase 1,000,500 shares of our Common Stock under the 2006 Plan were surrendered and exchanged for options to purchase 421,428 shares of our Common Stock under the 2006 Plan at an exercise price of $11.73 per share. The Company also made annual grants of stock option awards under the 2006 Plan of 1,107,075, net of forfeitures, since September 30, 2008.

Without giving effect to Proposals 2 and 3 in this Proxy Statement, as of January 21, 2009, the number of securities to be issued upon exercise of outstanding options, warrants and rights under compensation plans was 4,265,302, the weighted-average exercise price of outstanding options, warrants and rights was $17.63 and the number of securities remaining available for future issuance under equity compensation plans was 578,372.

Compensation of Directors

Directors who are also our paid employees are not separately compensated for any services they provide as directors. In fiscal 2008, only those non-employee directors designated as outside directors (“Outside Directors”) by the Board were eligible to receive an annual retainer. Each Outside Director was paid an annual retainer of $10,000 as well as $1,000 for each Board or Committee meeting attended in person. In addition to the foregoing payments, each Outside Director who served as a Member of the Audit Committee received an annual retainer of $5,000 and the Chairman of the Audit Committee, provided that he was an Outside Director, received an additional annual retainer of $5,000. The Board designated as Outside Directors Messrs. Beecken, Hood, Kowaloff and Kraemer Jr.

On May 12, 2008, each Outside Director received an award of 15,000 options to purchase shares of Common Stock pursuant to the Company’s 2006 Plan. The Options vest as follows: 5,000 options vest on May 12, 2009; an additional 5,000 options vest on May 12, 2010; and the final 5,000 options vest on May 12, 2011. The exercise price for the options was $27.00, which represented the fair market value of the Company’s Common Stock on May 12, 2008.

In May 2008, the Executive Compensation Committee retained compensation consultant Pearl Meyer & Partners (“PM&P”) to provide advice and recommendations with respect to competitive benchmarking of our compensation system within our Peer Group (as defined in “Compensation Discussion and Analysis” below) and with respect to specific compensation decisions concerning our non-employee directors. After review of the competitive benchmarking within the Peer Group, in October 2008, the Executive Compensation Committee determined that, beginning in fiscal 2009, non-employee directors will be paid an annual retainer of $35,000, a fee of $5,000 for each committee they are a member of, and that the Chairman of the Audit Committee would be paid an additional fee of $10,000. Directors will no longer receive meeting fees beginning in fiscal 2009.

The compensation earned by our non-employee directors for the fiscal year ended September 30, 2008 is summarized as follows:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nicholas W. Alexos	—	—	—	—	—	—	—
David K. Beecken	$29,000	—	171,102	—	—	—	$200,102
William K. Hood	26,000	—	171,102	—	—	—	197,102
Arthur D. Kowaloff	26,000	—	171,102	—	—	—	197,102
Harry M. Jansen Kraemer, Jr.	16,000	—	171,102	—	—	—	187,102
Timothy D. Sheehan	—	—	—	—	—	—	—
Timothy P. Sullivan	—	—	—	—	—	—	—

(1)	These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended September 30, 2008, in accordance with SFAS No. 123(R), for stock options granted under the Company’s 2006 Plan and the Schick Technologies, Inc. 1997 Stock Option Plan for Non-Employee Directors. The amounts have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. The other assumptions used in calculating these amounts are set forth in Note 5, Employee Share-Based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008. The grant date fair value of options awarded to each non-employee director on May 12, 2008 calculated in accordance with SFAS No. 123(R) is $605,280. As of September 30, 2008, the number of stock options held by each non-employee director and the vesting of such options is as follows:

Name	Vested Stock Options	Unvested Stock Options	Total
Nicholas W. Alexos	—	—	—
David K. Beecken	15,000	30,000	45,000
William K. Hood	15,000	30,000	45,000
Arthur D. Kowaloff	45,000	30,000	75,000
Harry M. Jansen Kraemer, Jr.	15,000	30,000	45,000
Timothy D. Sheehan	—	—	—
Timothy P. Sullivan	—	—	—

Compensation of Executive Officers

Compensation Discussion and Analysis

Compensation Philosophy:    We do business in a competitive and dynamic industry. Our continued success in such an environment depends, in part, on our ability to attract and retain talented senior executives. We must provide executives with long- and short-term incentives to maximize corporate performance, and reward successful efforts to do so. As a result, the Executive Compensation Committee’s compensation policies are designed to:

(i)	Provide a competitive level of compensation to attract and retain talented management;

(ii)	Reward senior executives for corporate performance;

(iii)	Align the interests of senior executives with our stockholders in order to maximize stockholder value;

(iv)	Motivate executive officers to achieve our business objectives; and

(v)	Reward individual performance.

To achieve these compensation objectives, the Executive Compensation Committee has developed compensation packages for senior executive officers generally consisting of base salary and non-equity bonus arrangements tied to performance measures and, for certain of our executive officers, stock options or restricted shares.

In October 2007, the Executive Compensation Committee retained compensation consultant Pearl Meyer & Partners (“PM&P”) to provide advice and recommendations with respect to the competitiveness of compensation of those persons that were named executive officers in fiscal 2007 (Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar) and to recommend changes to the Company’s compensation program for 2008. The Executive Compensation Committee sought to develop a more unified compensation plan for the new combined company of Sirona and Schick. In addition, the Executive Compensation Committee sought to develop a compensation structure for Sirona’s top executives that would be more typical of a public company. The Sirona executives were previously compensated under a private-equity model more typical of a private company where long-term equity incentive significantly outweighs short-term compensation such as base salary and annual bonuses. The Executive Compensation Committee did not include a competitive benchmark and review of the compensation of Mr. Friedman, our General Counsel and Corporate Secretary, in the scope of the consulting assignment since he only recently became an executive officer of the Company. His compensation will continue to be determined by the Company’s chief executive officer as set forth in the employment offer letter between the Company and Mr. Friedman, subject to approval of the Executive Compensation Committee. See “Employment Agreements.”

As part of the consulting assignment, PM&P selected a peer group of 12 public companies in the U.S. and Europe within the medical devices industry (the “Peer Group”). The compensation of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer of U.S. Operations and our Executive Vice President were compared to the top four positions of each of the companies in the Peer Group. Then PM&P examined base salary, annual incentive compensation, average annual income over a two-year period, total annual cash compensation, long-term incentive compensation and total direct compensation for each of the positions. The Peer Group consists of the following companies:

Advanced Medical Optics, Inc.	Hologic, Inc.	ResMed Inc.

Conmed Corporation	IDEXX Laboratories Inc.	Respironics, Inc.

DENTSPLY International Inc.	Integra Lifesciences Holdings Corp.	STERIS Corporation

Edwards Lifesciences Corporation	Noble Biocare	Straumann Holding AG

Based on its review of PM&P findings, the Executive Compensation Committee decided to modify certain of its compensation programs to be consistent and competitive with the Peer Group in fiscal 2008.

First, the Executive Compensation Committee determined that total direct compensation, which is annual base salary, annual bonus and long-term incentive compensation, should approach the median of the Peer Group. Executives in the Peer Group tend to derive a higher level of their total direct compensation from long-term incentive compensation. The Executive Compensation Committee believed that Mr. Fischer, Ms. Blank and Mr. Haar were incentivized with respect to the long-term growth of the Company as a result of their direct and indirect equity interests in Luxco (and indirect economic interest in the Company), and, in comparison to the Peer Group, were over-weighted in terms of long term incentives. The Luxco equity held by these executives will become fully vested during fiscal 2009. As compared to the Peer Group, the Executive Compensation Committee believed that Mr. Slovin was over-weighted in terms of long-term equity compensation as a result of the option grant made to him in connection with the Exchange. This option award will be fully vested in fiscal 2010. The Executive Compensation Committee has not granted a long-term incentive award to these executives since the closing of the Exchange because of Mr. Fischer’s, Ms. Blank’s and Mr. Haar’s interest in Luxco (and indirect economic interest in the Company thereby) and Mr. Slovin’s option grant made in connection with the Exchange. As compared to the Peer Group, Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar were under-weighted in annual base salary and bonus compensation. The Executive Compensation Committee therefore determined that on a going forward basis it was in the best interests of the Company to emphasize short-term pay components tied to the Company’s annual financial performance and to begin granting long-term equity incentive awards in fiscal 2009 that coincide with completion of vesting of the indirect economic interests of Mr. Fischer, Ms. Blank and Mr. Haar in the Company and the near-completion of vesting of the options held by Mr. Slovin. The Executive Compensation Committee believes this will transition the Company’s compensation system for senior executives from the private-equity model to a public company model that is compatible with and consistent with the Peer Group.

Specifically, the Executive Compensation Committee decided to increase base salaries so as to target the 60th percentile of the Peer Group. The Executive Compensation Committee believes that above median positioning was justified because the Executive Compensation Committee believes that the Company has greater product complexity and a broader geographic reach and because the Executive Compensation Committee has set higher growth targets for the Company as compared to the Peer Group. The Executive Compensation Committee decided to target cash bonuses at the 70th percentile of the Peer Group to put more opportunity and reward into short-term incentive pay that is tied to the Company’s fiscal year performance. The Executive Compensation Committee also believes that the Company’s higher growth targets justified target bonus payments at the 70th percentile. Finally, the Executive Compensation Committee determined to target long-term incentive compensation at the median of the Peer Group, with grants beginning in fiscal 2009. Because long-term incentive compensation contributes a significant percentage of the total direct compensation of the Peer Group, the effect of targeting long-term incentive compensation of Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar at the Peer Group median (along with the short-term pay targets discussed above) results in their total direct compensation approximating the median of the Peer Group.

The Executive Compensation Committee may review compensation components against the Peer Group on a periodic basis, though this review may not be conducted annually. The Peer Group may be reviewed and revised periodically as the Executive Compensation Committee deems appropriate. The Executive Compensation Committee plans on considering cost of living increases for base salary, consistent with past practice. As discussed below, the Executive Compensation Committee decided to simplify the financial measures of the executive cash bonus plan for fiscal 2009.

Short-Term Pay—Base Salaries.

In March 2008, the Executive Compensation Committee targeted base salaries of Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar at the 60th percentile of the Peer Group. Above median compensation was warranted because the Executive Compensation Committee believes that the Company has greater product complexity and a broader geographic reach and because the Executive Compensation Committee has set higher growth targets for the Company as compared to the Peer Group. The Executive Compensation Committee approved base salaries of $710,000, $430,000, $430,000 and $345,000 for Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar, respectively, which corresponded to the 60th percentile of the Peer Group. The base salary payable to Mr. Fischer, Ms. Blank and Mr. Haar were then denominated in euros on a one-time basis by using a three-year moving average exchange rate of 1.29 U.S. dollars per euro, resulting in base salaries of €550,388 ($826,925 at an average exchange rate of 1.50244 for fiscal 2008), €333,330 ($500,808 at an average exchange rate of 1.50244 for fiscal 2008) and €267,442 ($401,816 at an average exchange rate of 1.50244 for fiscal 2008), respectively. The Executive Compensation Committee chose to use a three-year moving average exchange rate as more representative than an exchange rate experienced in one fiscal year. Adjustments to the base salaries of Mr. Fischer, Ms. Blank and Mr. Haar on a going forward basis will be made against their March 2008 salaries as denominated in euros. Prior to fiscal 2008, in conducting salary reviews, the Executive Compensation Committee considered each individual executive officer’s achievements during the prior fiscal year in meeting our financial and business objectives, as well as the executive officer’s performance of individual responsibilities and our financial position and overall performance. In addition, the Executive Compensation Committee reviewed, on an annual basis, tally sheets which summarized each executive’s past and present compensation, including equity and non-equity based compensation, and potential accumulation of wealth pursuant to the Company’s compensation and benefit plans. Other internal and external factors, such as internal pay equity within the Company, were also reviewed and considered by the Committee when establishing the named executive officers’ annual compensation packages. While the Executive Compensation Committee retains discretion to consider such factors in establishing base salaries, it chose not to exercise that discretion in fiscal 2008. In October 2008, Mr. Friedman’s base salary was raised to $275,000 from the $265,000 in effect during fiscal 2008 at the discretion of our chief executive officer.

Short-term Pay—Non-Equity Performance Compensation.

The Executive Compensation Committee believes that annual bonuses can serve an important function by adding a fiscal performance-based incentive to an executive’s compensation package.

In fiscal 2007, Mr. Fischer, Ms. Blank and Mr. Haar were eligible to receive a bonus under our EVA Plan. Mr. Slovin was eligible for a bonus based on our modified income before taxes for Schick Technologies Inc. In fiscal 2008, the Executive Compensation Committee determined that bonuses would be earned by Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar pursuant to the 2008 Executive Bonus Plan (the “2008 Plan”) rather than the EVA Plan or based on the modified income before taxes for Schick Technologies, Inc. However, some payments of deferred compensation were made to Ms. Blank and Mr. Haar from their respective EVA Plan bonus bank in December 2007. See “Nonqualified Deferred Compensation.” Mr. Friedman did not participate in the 2008 Plan. Mr. Friedman is entitled to a cash bonus of up to 40% of his base salary, determined in the sole discretion of our chief executive officer, pursuant to his employment offer letter with the Company.

In determining not to continue the EVA Plan, the Executive Compensation Committee took into account the fact that payouts under the EVA Plan are not tied solely to annual performance and are instead based upon a five-year forecast, with a portion of annual awards credited to a “bonus bank” each year. The Executive Compensation Committee determined that the non-equity performance portion of executive’s salary should be more focused on near term achievement of goals, whereas the equity performance rewards compensate executives for longer term growth of the Company. The Executive Compensation Committee terminated the EVA Plan for all employees as of September 30, 2008.

2008 Plan

The purpose of the 2008 Plan is to provide to senior executive officers selected by the Executive Compensation Committee cash bonus compensation that is (1) performance based and (2) competitive at target performance with the cash bonuses paid to similarly situated senior executives. The 2008 Plan replaces the cash bonus compensation component of total compensation used in prior years for the participants of the 2008 Plan. The Executive Compensation Committee determines target performance metrics based upon budgetary estimates of financial performance approved by the Board of Directors in the first quarter of each fiscal year. In fiscal 2008, because the plan was adopted in April 2008, target performance metrics were not determined until May 2008. The target bonus amount of each participant is a percentage of such participant’s annual base salary. The Committee also determines the percentage of target bonus payable to each participant at performance levels above and below target performance for each of the metrics described below on an annual basis. Cash bonuses were targeted at the 70th percentile of such compensation of companies in the Peer Group because the Executive Compensation Committee has set higher growth targets for the Company as compared to the Peer Group. While the Executive Compensation Committee retains discretion to target annual cash bonuses other than in reference to the Peer Group, it did not exercise that discretion in fiscal 2008. Mr. Friedman was not selected to participate in the 2008 Plan because he had just recently become an executive officer of the Company.

The financial performance metrics used to measure and reward performance under the 2008 Plan had two major components: a Revenue Metric and an Earnings Metric.

(a) Revenue Metric.    The Revenue Metric is the Company’s fiscal year revenue, as reported in its financials. The Revenue Metric is given a weighting of 25% in calculating each participant’s bonus. That means, in the event that the actual fiscal year Revenue Metric achieves target, each participant will receive 25% of his or her target bonus. Each participant will receive greater or less than the 25% of target bonus to the extent the Revenue Metric exceeds or is less than the revenue target. Participants may receive no more than twice their 25% (or a total 50%) of target bonus due to actual fiscal year revenue.

(b) Earnings Metric.    The Earnings Metric is given an overall weight of 75%. The Earnings Metric has two sub-components: an Adjusted Net Income Metric and an Adjusted EBITDA Metric. Each Earnings Metric sub-component is given a weight of 37.5% in calculating each participant’s bonus. That means that if target performance on each Earnings Metric sub-component is achieved, each participant will receive 37.5% + 37.5% or 75% of his or her target bonus.

The Adjusted Net Income Metric has been determined by the Committee to be fiscal year net income as reported by the Company, plus (i) amortization or impairment of intangible assets, net of taxes, (ii) option expenses, net of taxes, (iii) foreign exchange effect from Patterson exclusivity fee revaluation, net of taxes, (iv) foreign exchange effect from intra-group loans, net of taxes, (v) non-cash gain/loss on interest derivatives, net of taxes, (vi) refinancing expenses, net of taxes, (vii) tax adjustments, (viii) and other special items (net of taxes) set forth by the Executive Compensation Committee (historically, special items have been: write-off IPR&D, expenses related to refinancing and revaluation of deferred tax liability). If fiscal year adjusted net income achieves target, each participant will receive 37.5% of his or her target bonus. Each participant will receive greater or less than the 37.5% of target bonus to the extent the Adjusted Net Income Metric exceeds or is less than the adjusted net income target. Participants may receive no more than twice their 37.5% (or a total 75%) of target bonus due to actual fiscal year adjusted net income.

The Adjusted EBITDA Metric has been determined by the Committee to be fiscal year net income as reported by the Company in its financials, plus (i) net interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) option expenses, (v) foreign exchange effect from Patterson exclusivity fee revaluation, (vi) refinancing expenses, (vii) foreign exchange effect from intra-group loans, (viii) non-cash gain/loss on interest derivatives, (ix) release of the Patterson exclusivity fee (x) and other special items set forth by the Executive Compensation Committee (historically, special items have been: write-off IPR&D and expenses related to refinancing). If fiscal year Adjusted EBITDA achieves target, each participant will receive 37.5% of his or her target bonus. Each participant will receive greater or less than the 37.5% of target bonus to the extent the Adjusted EBITDA Metric exceeds or is less than the adjusted EBITDA target. Participants may receive no more than twice their 37.5% (or a total 75%) of target bonus due to actual fiscal year adjusted EBITDA.

The bonus awards for all participants in the 2008 Plan is calculated with the same method: Fiscal year cash bonus = bonus earned due to actual fiscal year Revenue Metric performance + bonus earned due to actual fiscal year Adjusted Net Income Metric performance + bonus earned due to actual fiscal year Adjusted EBITDA Metric performance. There are no elements of individual performance considered in determining any award.

In May 2008, the Executive Compensation Committee determined and finalized all adjustments and items that would be used to calculate the Adjusted Net Income Metric and the Adjusted EBITDA Metric from the Company’s audited financial statements. The Executive Compensation Committee also determined the performance targets for each of the Revenue Metric, the Adjusted Net Income Metric and the Adjusted EBITDA Metric, as well the amounts that would be earned by each of the participating named executive officers for performance below, at, and above target, as set forth in the tables just below. The Executive Compensation Committee determined for fiscal 2008 that the target bonus amounts were 84%, 59%, 59% and 58% of annual base salary for Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar, respectively, or $595,000, $255,000, $255,000 and $200,000, respectively, which amounts corresponded to the 70th percentile of the Peer Group.

Revenue Metric.    Each participant earned 25% of his or her target bonus, in the event that the actual fiscal year 2008 revenue achieved target of $732 million. Each participant earned greater or less than 25% of target bonus as set forth below, with all other points determined on a straight line basis using the $705 million and the $760 million points, except that no additional bonus was awarded for achieving over $760 million in fiscal year 2008 revenue.

Fiscal 2008 Revenue	% of Target Bonus
$705 million	12.5%
$732 million	25%
$746 million	37.5%
$760 million	50%
Greater than $760 million	50%

Adjusted Net Income Metric.    Each participant received 37.5% of his or her target bonus if actual fiscal year 2008 adjusted net income achieved target of $93.2 million. Each participant earned greater or less than 37.5% of target bonus as set forth below, with all other points determined on a straight line basis using the $82.2 million and the $103.2 million points, except that no additional bonus was awarded for achieving over $103.2 million in fiscal year 2008 adjusted net income.

Fiscal 2008 Adjusted Net Income	% of Target Bonus
$82.2 million	18.75%
$93.2 million	37.5%
$98.2 million	56.25%
$103.2 million	75%
Greater than $103.2 million	75%

Adjusted EBITDA Metric.    Each participant received 37.5% of his or her target bonus if actual fiscal year 2008 Adjusted EBITDA achieved target of $180.6 million. Each participant earned greater or less than 37.5% of target bonus as set forth below, with all other points determined on a straight line basis using the $165.6 million and the $195.6 million points, except that no additional bonus was awarded for achieving over $195.6 million in fiscal year 2008 Adjusted EBITDA.

Fiscal 2008 Adjusted EBITDA	% of Target Bonus
$165.6 million	18.75%
$180.6 million	37.5%
$187.6 million	56.25%
$195.6 million	75%
Greater than $195.6 million	75%

2008 Fiscal Year Performance and Results

The fiscal 2008 results for the Revenue Metric, the Adjusted Net Income Metric and the Adjusted EBITDA Metric, as derived from the Company’s audited fiscal 2008 financial statements in accordance with the definitions approved by the Executive Compensation Committee, were $757.1 million, $110.9 million and $180.5 million, respectively. These results represent significant over-achievement by the Company of the Revenue and the Adjusted Net Income targets and ninety-nine percent achievement by the Company of the Adjusted EBITDA target. After applying the calculations set forth in the charts above for performance below, at or above target, the Executive Compensation Committee determined that the bonus payable to each of the participating named executive officers for each of the Revenue Metric, the Adjusted Net Income Metric and the Adjusted EBITDA Metric, as a percentage of target bonus, was 49.75%, 75.00% and 37.13%, respectively, totaling an aggregate cash bonus for each participating named executive officer of 161.88% of his or her target bonus.

Pursuant to the foregoing, each of Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar earned an annual bonus as initially calculated in U.S. dollars of $963,156, $412,781, $412,781 and $323,750, respectively. The bonuses payable to Mr. Fischer, Ms. Blank and Mr. Haar were then denominated in euros by using a three-year moving average exchange rate of 1.36 U.S. dollars per euro on the date the bonuses were calculated, resulting in bonuses payable of €708,203 ($1,064,033 at an average exchange rate of 1.50244 in fiscal 2008), €303,516 ($456,015 at an average exchange rate of 1.50244 in fiscal 2008) and €238,051 ($357,657 at an average exchange rate of 1.50244 in fiscal 2008), respectively. The Executive Compensation Committee chose to use a three-year moving average exchange rate to denominate the bonuses payable in euros to reduce the volatility of the exchange rate. Mr. Slovin’s bonus was paid in U.S. dollars.

In fiscal 2008, Mr. Friedman was awarded a bonus of $111,300 based on the Company’s and his individual performance, as determined by our chief executive officer.

There are no payments under the 2008 Plan to any person upon termination of employment (for any reason) or upon a change in control of the Company, however, participants may be eligible for such payments under their employment or other agreements with the Company. Please see “Employment Agreements” below.

2009 Plan

On December 2, 2008, the Executive Compensation Committee approved the 2009 Executive Bonus Plan (the “2009 Plan”). The 2009 Plan has the same terms and conditions as the 2008 Plan except that the Executive Compensation Committee has decided that the Earnings Metric will have only a single component, the Adjusted EBITDA Metric. The Adjusted EBITDA Metric has been determined by the Committee to be fiscal year net income as reported by the Company in its financials, plus (i) net interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) option expenses, (v) foreign exchange effect from Patterson exclusivity fee revaluation, (vi) refinancing expenses, (vii) foreign exchange effect from intra-group loans, (viii) non-cash gain/loss on interest derivatives, (ix) release of the Patterson exclusivity fee (x) and other special items set forth by the Executive Compensation Committee (historically, special items have been: write-off IPR&D and expenses related to refinancing). If the fiscal year Adjusted EBITDA Metric achieves target, each participant will receive 75% of his or her target bonus. Each participant will receive greater or less than the 75% of target bonus to the extent the Adjusted EBITDA Metric exceeds or is less than the adjusted EBITDA target. Participants will receive no more than twice their 75% (or a total 150%) of target Bonus due to actual fiscal year Adjusted EBITDA. The Executive Compensation Committee eliminated the Adjusted Net Income Metric from the Earnings Metric because it is already incorporated in the Adjusted EBITDA Metric. The participants in the 2009 Plan are Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar.

Long-term Pay—Equity Awards.    The Executive Compensation Committee believes that equity ownership by executive officers provides incentive to build stockholder value and aligns the interests of our officers with its stockholders. The Executive Compensation Committee typically recommends or awards an option or restricted share grant upon hiring executive officers or within one year of their date of hire, subject to a maximum four-year vesting schedule. The size of the initial grant is usually determined with reference to the seniority of the officer, his or her level of cash compensation, the contribution the officer is expected to make to us and comparable equity compensation offered by others in the industry. The Executive Compensation Committee also believes that periodic option or restricted share grants provide incentives for executive officers to remain with us. When considering periodic grants made after hiring, the Executive Compensation Committee has historically considered prior option or restricted share grants to the officer, independent of whether the options have been exercised, the executive’s performance during the year and his or her expected contributions in the succeeding year. While the Executive Compensation Committee retains discretion to consider the historical factors in making periodic grants, the Executive Compensation Committee chose not to exercise that discretion in fiscal 2008. As previously reported, the Executive Compensation Committee believed that Mr. Fischer, Ms. Blank and Mr. Haar were incentivized with respect to the long-term growth of the Company as a result of their direct and indirect equity interests in Luxco (and indirect economic interest in the Company), and, in comparison to the Peer Group, were over-weighted in terms of long term incentives. The Luxco equity held by these executives will become fully vested during fiscal 2009. As compared to the Peer Group, the Executive Compensation Committee

believed that Mr. Slovin was over-weighted in terms of long-term equity compensation as a result of the option grant made to him in connection with the Exchange. This option award will be fully vested in fiscal 2010. The Executive Compensation Committee has not granted a long-term incentive award to these executives since the closing of the Exchange because of Mr. Fischer’s, Ms. Blank’s and Mr. Haar’s interest in Luxco (and indirect economic interest in the Company thereby) and Mr. Slovin’s option grant made in connection with the Exchange. As a result of reviewing and considering the competitive benchmarking within the Peer Group, the Executive Compensation Committee has determined that future long-term equity-incentive awards should be targeted at the median of the Peer Group. The Executive Compensation Committee believes this will transition the Company’s compensation system for senior executives from the private-equity model to a public company model that is compatible with and consistent with the Peer Group. The Executive Compensation Committee has determined that time-vesting stock options should be granted to Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar beginning in fiscal 2009. The Executive Compensation Committee believes that time-vesting stock options offer a significant incentive to option holders while providing a significant retention benefit to the Company. A fiscal 2009 grant to Mr. Friedman will be made at the discretion of our chief executive officer. These grants will be made from the 2006 Plan described in Proposal 2, which was adopted by the Board of Directors in December 2006 and approved by the stockholders at the Annual Meeting of Stockholders held on February 27, 2007. Options are generally granted at the then-current market price for our Common Stock and, consequently, have value only if the price of the Common Stock increases over the exercise price during the period in which the option is exercisable. The fact that the Company is also proposing an option exchange offer, as set forth in Proposal 3, will not affect the proposed fiscal 2009 equity grants because the Exchange Offer is a value for value exchange of equity incentive awards.

The Executive Compensation Committee did not grant any long-term equity-incentive awards to our named executive officers in fiscal 2008. In determining not to grant any long-term equity-incentive awards to our named executive officers in fiscal 2008, the Executive Compensation Committee considered the suggestion of Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar to grant all equity awards in the fiscal year to other employees of the Company and the fact that Mr. Fischer, our CEO, Ms. Blank, our CFO, and Mr. Haar, an Executive Vice President, retain substantial indirect economic interests in Sirona’s parent company, Luxco. On June 30, 2005, Luxco, a Luxembourg–based holding entity owned by funds managed by MDP, Beecken Petty O’Keefe and management and employees of Sirona purchased Sirona in a leveraged buyout transaction (the “MDP Transaction”). In connection with the MDP Transaction, Mr. Fischer, Ms. Blank, Mr. Haar and other managers of Sirona purchased, either directly or indirectly, a combination of equity securities of Luxco that participate in distributions by Luxco. Although the Luxco securities held either directly or indirectly by management do not directly translate to an indirect percentage ownership interest of the Company, Luxco estimates that Mr. Fischer, Ms. Blank and Mr. Haar would be entitled to approximately 6.8%, 4.6% and 1.1%, respectively, of distributions of Luxco based upon the assumed value of the investment as of September 30, 2008. With respect to Mr. Slovin, the Executive Compensation Committee considered that Mr. Slovin received an equity award in connection with the closing of the Exchange in determining not to grant an additional award for fiscal 2008. See “Employment Agreements” below for a discussion of this award.

In considering the grants of long-term equity-incentive awards in fiscal year 2009, the Executive Compensation Committee considered the indirect ownership of Mr. Fischer, Ms. Blank and Mr. Haar in Luxco and Mr. Slovin’s equity award in connection with the closing of the Exchange in its decision to target the 60th and 70th percentile of the Peer Group for the salary and bonus components of compensation and to target the Peer Group median for long-term equity incentive compensation.

Severance Payments and Change in Control.    In March 2008, the Executive Compensation Committee, after review of the competitive benchmarking of the Peer Group and after considering the recommendations of PM&P, determined that Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar should receive payments of up to 24 months annual base salary and two times target bonus in the year of termination in the event that any of them were terminated without cause or if any of them terminated their employment for good reason. This resulted in an increased benefit for Mr. Fischer who previously would receive only a single year’s base salary plus target bonus for the year of termination and for Mr. Slovin who previously would receive 24 months of annual base salary but only one year of target bonus. The Executive Compensation Committee also decided that equity awards held in the Company by Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar would be accelerated in the event of a change in control. Mr. Slovin’s employment agreement already provided for such acceleration of equity awards held by him.

On December 2, 2008, the Executive Compensation Committee approved amendments to employment agreements for the purposes of providing the revised severance and change in control benefits described in the paragraph above. See “Employment Agreements” below.

Other Compensation.    Executive pension plans are common in European companies but are declining in the United States. In March 2008, the Executive Compensation Committee, after review of the competitive benchmarking of the Peer Group and after considering the recommendations of PM&P, decided that Mr. Fischer, Ms. Blank and Mr. Haar, our Europe-based named executive officers, should be enrolled in a retirement savings plan that provides benefits similar to a U.S. 401(k) plan. The Executive Compensation Committee believes that such a retirement savings plan will provide a competitive benefit to our Europe-based named executive officers. While such benefit was authorized by the Executive Compensation Committee in fiscal 2008, the retirement saving plan benefit will become available to our Europe-based named executive officers during fiscal 2009. The Executive Compensation Committee also determined that the Company should provide payments on behalf of some named executive officers for private health care insurance coverage. In fiscal 2008, prorated payments from March 1, 2008 corresponding to an annual benefit of €8,750 ($13,146), €3,000 ($4,507) and $4,500 were made on behalf of Mr. Fischer, Ms. Blank and Mr. Slovin, respectively. The Executive Compensation Committee also decided in March 2008, after review of the competitive benchmarking of the Peer Group and after considering the recommendations of PM&P, to continue the Company’s current practice of providing limited auto, housing and tax advisory services to its named executive officers. These perquisites facilitate the performance of our named executive officer’s managerial duties and provide for competitive total compensation when compared to the total compensation of the Peer Group.

Modification of Compensation Policies.    The Omnibus Budget Reconciliation Act of 1993 includes potential limitations on tax deductions for compensation in excess of $1,000,000 paid to our executive officers. The Executive Compensation Committee has analyzed the impact of this provision of the tax law on our compensation policies, has determined that historically the effect of this provision on the taxes paid by us has not and would not have been significant and has decided for the present not to modify our compensation policies based on such provision. In the event that a material amount of compensation might potentially not be deductible, it will consider what actions, if any, should be taken to seek to make such compensation deductible without compromising its ability to motivate and reward excellent performance.

Report of the Executive Compensation Committee of the Board of Directors

The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for its 2008 fiscal year.

From the members of the Executive Compensation Committee of Sirona Dental Systems, Inc.:

Timothy P. Sullivan, Chairman

William K. Hood

Harry M. Jansen Kraemer, Jr.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of named executive officers for services rendered during fiscal 2008 and fiscal 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Jost Fischer(5)	2008	$759,010	—	—	—	$1,064,033		—	$81,251	$1,904,293
Chairman, President and Chief Executive Officer	2007	545,300	$79,800	—	—	243,257		—	28,541	896,898

Simone Blank(5)	2008	466,503	—	—	—	456,015		—	67,654	990,172
Executive Vice President and Chief Financial Officer and Director	2007	345,800	66,500	—	—	133,399		—	45,126	590,825

Jeffrey T. Slovin	2008	410,577	—	—	$7,241,562	412,781		—	17,369	8,082,289
Executive Vice President and Chief Operating Officer of U.S. Operations and Director	2007	364,712	61,000	—	6,603,784	189,000	(4)	—	14,493	7,232,989

Theo Haar(5)	2008	387,771	—	—	—	357,657		—	23,330	767,758
Executive Vice President	2007	305,900	66,500	—	—	48,212		—	15,100	435,712

Jonathan Friedman(6)	2008	265,000	$111,300	—	116,451	—		—	8,780	501,531
General Counsel and Secretary

(1)	Represents discretionary bonus payments made to Mr. Fisher, Ms. Blank and Mr. Haar in fiscal 2007 and a bonus payment made to Mr. Friedman at the discretion of our chief executive officer in fiscal 2008.
(2)	These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal years ended September 30, 2008 and September 30, 2007, in accordance with SFAS No. 123(R), for stock options granted under the Schick Technologies, Inc. 1996 Plan to Mr. Slovin and under the 2006 Plan for Mr. Friedman. The amounts have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. The other assumptions used in calculating these amounts are set forth in Note 5, Employee Share-Based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and in Note 6, Employee Share-Based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, for fiscal 2008 and fiscal 2007, respectively.
(3)	Represents amounts earned in fiscal 2008 by Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar based on fiscal 2008 performance under the Company’s 2008 Plan and amounts earned in fiscal 2007 by Mr. Fischer, Ms. Blank and Mr. Haar based on fiscal 2007 performance under the EVA Plan. Amounts earned by Mr. Slovin in fiscal 2007 were determined pursuant to his employment agreement based on year over year modified income before taxes growth of Schick Technologies, Inc. Amounts earned in fiscal 2008 and fiscal 2007 were paid in December 2008 and December 2007, respectively.
(4)	Includes all other compensation as described in the following table:

Name	Year	Savings Plan Matching Contribution		Car Allowance		Housing Allowance		Healthcare Allowance(e)	Total
Jost Fischer	2008	—		$28,603	(b)	$44,979	(d)	$7,669	$81,251
	2007	—		—		28,541		—	28,541

Simone Blank	2008	—		18,092	(b)	46,932	(d)	2,629	67,654
	2007	—		14,709		30,417		—	45,126

Jeffrey T. Slovin	2008	$5,625	(a)	8,988	(b)	—		2,756	17,369
	2007	5,625		8,868		—		—	14,493

Theo Haar	2008	—		22,329	(b)	—		—	23,330
	2007	—		15,100		—		—	15,100

Jonathan Friedman	2008	2,780	(a)	6,000	(c)	—		—	8,780

(a)	Includes matching contributions under the Schick Technologies Inc. 401(k) Savings Plan (the “Savings Plan”).
(b)	Includes payments for leasing a car.
(c)	Represents a credit paid to Mr. Friedman to defer the cost of leasing a car.

(d)	Includes payments for apartments for Mr. Fischer and Ms. Blank in New York City.
(e)	Includes an allowance for healthcare premiums payable by the named executive officer. Such payments represent an annual benefit, prorated from March 1, 2008.

(5)	Mr. Fischer, Ms. Blank and Mr. Haar were compensated in euros. All 2008 amounts have been converted to U.S. dollars at an exchange rate of 1.50244, the average exchange rate for the fiscal year ended September 30, 2008. All 2007 amounts have been converted to U.S. dollars at an exchange rate of 1.33, the average exchange rate for the fiscal year ended September 30, 2007.
(6)	Mr. Friedman was not a named executive officer of the Company in fiscal 2007.

Employment Agreements

Mr. Fischer (Chairman, Chief Executive Officer and President):

In April 2002, the Company entered into an employment agreement with Mr. Fischer for an indefinite term. An October 1, 2007 amended and restated service agreement conformed the existing employment arrangement between the Company and Mr. Fischer for Austrian law, but did not otherwise materially change the employment arrangement. Under the terms of the agreement, Mr. Fischer is employed as the Company’s Chairman, Chief Executive Officer and President. Mr. Fischer’s annual base salary as of October 1, 2007 was €435,000 ($653,561 at an average exchange rate of 1.50244 for the fiscal year ended September 30, 2008). His annual base salary was raised to €550,388 ($826,925 at an average exchange rate of 1.50244 for fiscal 2008) as of March 1, 2008. In addition to his base salary, Mr. Fischer is eligible to receive an annual bonus based on the Company’s Executive Bonus Plan. If the Company achieves target financial performance, the earned bonus is $595,000. If Mr. Fischer’s employment is terminated due to death, the Company will continue to pay his contractual compensation for a period of up to six months. Mr. Fischer’s employment agreement provides that he will be restricted from acting as a member of supervisory, advisory or similar boards of companies which are not affiliated with the Company without prior written consent of the Board of Directors and will not, during the course of his employment, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity. The employment agreement may be terminated by the Company or Mr. Fischer upon one year’s notice, and each party may terminate the employment agreement for cause.

On December 2, 2008, the Executive Compensation Committee approved an amended and restated service agreement between the Company and Mr. Fischer. The amended and restated agreement provides that Mr. Fischer is eligible to receive a bonus under the Company’s Executive Bonus Plan. The December 2, 2008 agreement is entered into for an indefinite time, however, it may be terminated by Mr. Fischer or the Company with a least six months’ notice; provided that if Mr. Fischer desires to terminate the agreement for other than good reason or following a change of control, Mr. Fischer will endeavor to provide at least 24 months’ notice. If the agreement is terminated for other than cause, Mr. Fischer is eligible for a severance payment equal to his annual base salary, 100% of his target bonus amount and 100% of the monetary value of health and welfare benefits being received by Mr. Fischer (the “Regular Severance Payment”); provided that if Mr. Fischer terminates the agreement, he shall instead be entitled to receive a severance payment in an amount equal to the product of the Regular Severance Payment divided by 12 times the lesser figure of (i) 12 months and (ii) the excess of 24 months minus the number of months between the date of notice of termination of the agreement and the effective date of such termination. As an example, if such notice of termination of the agreement is given by Mr. Fischer 20 months before the effective date of such termination, then his severance payment would be one third of the Regular Severance Payment. Mr. Fischer is eligible for a payment of an additional up to 50% of the Regular Severance Payment if he meets certain conditions with respect to noncompetition. In the event of a change of control, any securities or options granted to Mr. Fischer in the Company or its subsidiaries shall fully vest and be transferable subject to applicable securities laws and exchange rule restrictions. “Change of Control” means that any person (other than Luxco) owns (legally and/or economically), solely, with its affiliates or other persons acting in concert with it, directly or indirectly, more than 50% of the outstanding capital and/or voting rights (in both cases excluding treasury capital/voting rights) in the Company and/or Controls the Company. “Control” means in respect of a person, the power directly or indirectly to manage or govern such person, or to appoint the managing and governing bodies of such person, or a majority of the members thereof if they decide collectively, whether through the ownership of voting securities, by contract or otherwise (in such respect, a limited partnership shall be deemed to be Controlled by its general partner). The same will apply for any economically comparable situation (e.g. transfer of assets of the Company, merger or consolidation of Company), whereby any valuation needed shall be based on the most recent financial statements of the Company or the relevant entity. During the first year after termination of employment without cause, Mr. Fischer may not compete with the Company, however such period of noncompetition is reduced depending on the length of notice given by Mr. Fischer in the event he terminates the agreement.

Ms. Blank (Executive Vice President and Chief Financial Officer):

In July 1999, the Company entered an employment agreement, as amended in June 2001, with Ms. Blank for an indefinite term. An October 10, 2007 amended and restated service agreement conformed the existing employment arrangement between the Company and Ms. Blank for Austrian law, but did not otherwise materially change the employment arrangement. Under the terms of the agreement, Ms. Blank is employed as the Company’s Executive Vice President and Chief Financial Officer. Ms. Blank’s annual base salary as of October 1, 2007 was €275,000 ($413,171 at an average exchange rate of 1.50244 for the fiscal year ended September 30, 2008). Her annual base salary was raised to €333,330 ($500,808 at an average exchange rate of 1.50244 for fiscal 2008) as of March 1, 2008. In addition to her base salary, Ms. Blank is eligible to receive an annual bonus based on the Company’s Executive Bonus Plan. If the Company achieves target financial performance, the earned bonus is $255,000. Ms. Blank’s employment agreement provides that she will be restricted from acting as a member of supervisory, advisory or similar boards of companies which are not affiliated with the Company without prior written consent of the Board of Directors and will not, during the course of his employment, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity. The employment agreement may be terminated by the Company or Ms. Blank upon twenty four months’ notice, and each party may terminate the employment agreement for cause.

On December 2, 2008, the Executive Compensation Committee approved an amended and restated service agreement between the Company and Ms. Blank. The amended and restated agreement provides that Ms. Blank is eligible to receive a bonus under the Company’s Executive Bonus Plan. The December 2, 2008 agreement is entered into for an indefinite time, however, it may be terminated by Ms. Blank or the Company with a least six months’ notice; provided that if Ms. Blank desires to terminate the agreement for other than good reason or following a change of control, Ms. Blank will endeavor to provide at least 24 months’ notice. If the agreement is terminated for other than cause, Ms. Blank is eligible for a severance payment equal to her annual base salary, 100% of her target bonus amount and 100% of the monetary value of health and welfare benefits being received by Ms. Blank (the “Regular Severance Payment”); provided that if Ms. Blank terminates the agreement, she shall instead be entitled to receive a severance payment in an amount equal to the product of the Regular Severance Payment divided by 12 times the lesser figure of (i) 12 months and (ii) the excess of 24 months minus the number of months between the date of notice of termination of the agreement and the effective date of such termination. As an example, if such notice of termination of the agreement is given by Ms. Blank 20 months before the effective date of such termination, then her severance payment would be one third of the Regular Severance Payment. Ms. Blank is eligible for a payment of an additional up to 50% of the Regular Severance Payment if she meets certain conditions with respect to noncompetition. In the event of a change of control, any securities or options granted to Ms. Blank in the Company or its subsidiaries shall fully vest and be transferable subject to applicable securities laws and exchange rule restrictions. “Change of Control” means that any person (other than Luxco) owns (legally and/or economically), solely, with its affiliates or other persons acting in concert with it, directly or indirectly, more than 50% of the outstanding capital and/or voting rights (in both cases excluding treasury capital/voting rights) in the Company and/or Controls the Company. “Control” shall mean in respect of a person, the power directly or indirectly to manage or govern such person, or to appoint the managing and governing bodies of such person, or a majority of the members thereof if they decide collectively, whether through the ownership of voting securities, by contract or otherwise (in such respect, a limited partnership shall be deemed to be Controlled by its general partner). The same shall apply for any economically comparable situation (e.g. transfer of assets of the Company, merger or consolidation of the Company), whereby any valuation needed shall be based on the most recent financial statements of the Company or the relevant entity. During the first year after termination of employment without cause, Ms. Blank may not compete with the Company, however such period of noncompetition is reduced depending on the length of notice given by Ms. Blank in the event she terminates the agreement.

Mr. Slovin (Executive Vice President and Chief Operating Officer of U.S. Operations):

In June 2006, the Company entered into an employment agreement with Mr. Slovin that superseded his prior employment and other compensatory arrangements. Pursuant to the employment agreement, Mr. Slovin serves as Executive Vice President of the Company and Chief Operating Officer of U.S. Operations. Throughout his employment, he will serve as a Director of the Company, subject to election by the stockholders. Mr. Slovin’s annual base salary as of October 1, 2007 was $385,000. His annual base salary was raised to $430,000 as of March 1, 2008. In fiscal 2008, Mr. Slovin is eligible for an annual bonus based on the Company’s Executive Bonus Plan. If the Company achieves target financial performance, the earned bonus is $255,000. Options granted to Mr. Slovin under previous employment agreements vested immediately upon the closing of the Exchange. Upon the closing of the Exchange, Mr. Slovin received options to purchase 1,130,000 shares of the Company’s Common Stock granted under a stock option agreement dated on or about September 25, 2005 that vest immediately if the Company is acquired by another entity or company or upon a change in control that would require disclosure pursuant to Item 5.01 of Form 8-K. The employment agreement continued until June 15, 2007, and was automatically renewed for a period of one year. The employment agreement will automatically be renewed thereafter for successive periods of one year until terminated by the Company or Mr. Slovin by written notice to the other party at least 90 days prior to the end of the then current term. In the event that the Company terminates Mr. Slovin’s employment agreement without cause (as defined in the agreement), or Mr. Slovin terminates his employment with good reason (as defined in the agreement), in each case, Mr. Slovin will be entitled to receive severance payments, consisting of his base salary in effect at the time of termination, paid for a period of 24 months and the bonus that he would have otherwise received during the year in which termination occurs. Pursuant to the employment agreement, Mr. Slovin agreed not to compete with the Company or solicit or hire any of its current employees or former employees who left employment within the previous six months, during his employment and for a period of twelve months thereafter.

For purposes of Mr. Slovin’s employment agreement, “cause” is defined as any of the following events: (i) a majority, plus at least one, of the members of the Company’s Board of Directors, excluding employee, determines that (a) the employee has committed an act of fraud against the Company, or (b) the employee has committed an act of malfeasance, recklessness or gross negligence against the Company that is materially injurious to the Company or its customers; or (ii) the employee has materially breached the terms of his employment agreement; or (iii) the employee is indicted for, or convicted of, or pleads no contest to, a felony or a crime involving the employee’s moral turpitude. For purposes of Mr. Slovin’s employment agreement, “good reason” is defined as any of the following events: (i) the Company reduces the amount of the employee’s base salary or bonus opportunity; (ii) the Company changes the employee’s titles or reduces his responsibilities in a manner that is materially inconsistent with the office he holds; (iii) the failure of employee to be a member of either the Company’s Board of Directors or the Company’s Executive Committee, if any; (iv) the employee no longer reports to the Company’s President and Chief Executive Officer, or (v) the Company’s election to provide notice to employee of its intention not to renew the initial term or any successive renewal term of the employment agreement.

On December 2, 2008, the Executive Compensation Committee approved an amendment of Mr. Slovin’s June 14, 2006 employment agreement. The amendment provides that Mr. Slovin is eligible to receive a bonus under the Company’s Executive Bonus Plan. In the event Mr. Slovin is terminated by the Company without cause or he terminates for good reason, he is eligible to receive severance payments of his annual base salary for a period of 24 months following termination, a payment of two times the target bonus he would otherwise have received during the year in which termination occurs, and health and welfare benefits for a maximum of 24 months following termination.

Mr. Haar (Executive Vice President):

In May 1998, the Company entered into an employment agreement, as amended in June 2001, with Mr. Haar for an indefinite term. Under the terms of this agreement, Mr. Haar is employed as an Executive Vice President. Mr. Haar’s annual base salary as of October 1, 2007 was €245,000 ($368,098 at an average exchange rate of 1.50244 for the fiscal year ended September 30, 2008). His annual base salary was raised to €267,442 ($401,816 at an average exchange rate of 1.50244 for fiscal 2008) as of March 1, 2008. In addition to his base salary, Mr. Haar is eligible to receive an annual bonus based on the Company’s Executive Bonus Plan. If the Company achieves target financial performance, the earned bonus is $200,000. If Mr. Haar’s employment is terminated due to death, he will receive his contractual compensation for the month in which he died, plus six months of compensation reduced by amounts of dependents compensation. Mr. Haar’s employment agreement provides that he will be restricted from acting as a member of supervisory, advisory or similar boards of companies which are not affiliated with the Company without prior written consent of the Board of Directors and will not, during the course of his employment, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity. The employment agreement may be terminated by the Company or Mr. Haar upon twenty four months’ notice, and each party may terminate the employment agreement for cause.

Mr. Friedman (General Counsel and Corporate Secretary):

In August 2007, the Company entered into an offer of employment letter agreement with Mr. Friedman. Under the terms of this agreement, Mr. Friedman is employed as the Company’s General Counsel. He is also our Corporate Secretary. Mr. Friedman’s annual base salary for fiscal 2008 was $265,000. In addition to his base salary, Mr. Friedman is eligible to receive an annual cash bonus of up to 40% of his base salary, as determined by our chief executive officer. Mr. Friedman was also granted 40,000 options of the Company’s Common Stock and is eligible for periodic future grants. If Mr. Friedman’s employment with the Company is terminated other than for cause, Mr. Friedman is eligible to receive one year of base salary severance provided that he make himself available to work as a full-time consultant to the Company for the first three months following termination of employment. Mr. Friedman also receives a monthly car allowance.

EVA Plan and Bonus Bank

The EVA Plan was terminated in fiscal 2008 and replaced with the 2008 Plan with respect to Mr. Fischer, Ms. Blank and Mr. Haar. The EVA Plan included a non-discretionary, unfunded deferred compensation mechanism called the “bonus bank,” the purpose of which is to balance potentially material fluctuations in earned bonuses over the years.

Distributions from the bonus bank accounts of Ms. Blank and Mr. Haar were made in December 2007 in respect of the EVA Plan results for fiscal 2007. In connection with the termination of the EVA Plan as of September 30, 2008, distributions of the residual balances as of that date for each of Ms. Blank and Mr. Haar (€103,250 ($155,127 at an average exchange rate of 1.50244 for the fiscal year ended September 30, 2008) and €73,750 ($110,805 at an average exchange rate of 1.50244 for the fiscal year ended September 30, 2008), respectively) were made by December 2008. See “Nonqualified Deferred Compensation.”

Schick Technologies, Inc. 1996 Plan

General.    The 1996 Plan provides for the grant to officers, directors and employees of the Company and consultants, advisors and independent contractors of Schick of both “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and stock options that are non-qualified for federal income tax purposes, sometimes referred to as non-statutory options.

Administration and Eligibility.    The 1996 Plan is administered by the Board of Directors and/or by a duly appointed committee of the Board of Directors. The 1996 Plan is currently administered by the Executive

Compensation Committee. The Executive Compensation Committee determines, among other things, which officers, employees, directors, consultants, advisors and contractors will receive options under the 1996 Plan, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, vesting, the number of shares subject to each option, and, subject to certain conditions discussed below, the exercise price of the option and duration of the options. Members of the Executive Compensation Committee are not eligible to receive options under the 1996 Plan.

Terms and Conditions of Option.    The exercise price of incentive stock options is determined by the Executive Compensation Committee, but may not be less than the fair market value of our Common Stock on the date of grant and the term of any such option may not exceed ten years from the date of grant. With respect to any participant in the 1996 Plan who owns stock representing more than 10% of the voting power of our outstanding capital stock, the exercise price of any incentive stock option may not be less than 110% of the fair market value of our Common Stock on the date of grant and the term of such option may not exceed five years from the date of grant.

The exercise price of non-qualified stock options is determined by the Executive Compensation Committee on the date of grant, but may not be less than 85% of the fair market value of our Common Stock on the date of grant, and the term of any such option may not exceed ten years from the date of grant.

The Executive Compensation Committee may establish the time or times when an option becomes exercisable subject to limits on such option’s term.

Payment of Exercise Price.    Payment of the exercise price may be made by cash, check or cash equivalent, by tender of shares of our Common Stock then owned by the optionee, by the assignment of the proceeds of the sale of some or all of the shares of our Common Stock being acquired upon the exercise of an option or by any combination of the foregoing. Options may be granted which do not permit all of the foregoing forms of payment.

Restrictions on Transfer.    Options granted pursuant to the 1996 Plan are not transferable, except by will or the laws of descent and distribution in the event of death. During an optionee’s lifetime, the option is exercisable only by the optionee.

Change in Control.    In the event of a proposed dissolution, liquidation or sale of the Company, the options terminate immediately prior to the consummation of such proposed event, unless otherwise provided for by the Executive Compensation Committee. The Executive Compensation Committee may, in its sole discretion, give each optionee the right to exercise his or her options, even if such would not otherwise be exercisable.

As discussed above, pursuant to an amendment of the 1996 Plan, in addition to our employees, employees of, or consultants to, any company that the Company has agreed to acquire, will be eligible to receive non-statutory stock options under the 1996 Plan. After the amendment of the 1996 Plan in 2004, approximately 183 persons were eligible to receive options under the 1996 Plan; provided, however, that after April 22, 2006 no options may be granted under the 1996 Plan. As of January 21, 2009, 2,478,924 options were outstanding under the 1996 Plan.

The 2006 Plan

General.    The 2006 Plan provides for the grant to officers, directors (including non-employee directors) and employees of the Company and service providers to the Company of both “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and stock options that are non-qualified for federal income tax purposes, sometimes referred to as non-statutory options, as well as stock appreciation rights, restricted stock, deferred stock, dividend equivalents, other stock-based awards and performance awards.

Administration, Eligibility, and Terms and Conditions of Options.    The 2006 Plan is administered by the Executive Compensation Committee or the Board of Directors. The 2006 Plan is currently administered by the Executive Compensation Committee. The Executive Compensation Committee determines, among other things, which officers, employees, directors and service providers will receive awards under the 2006 Plan, the form and substance of grants made under the 2006 Plan and the conditions and restrictions applicable to such grants. The Executive Compensation Committee certifies whether conditions and restrictions applicable to the grant have been met, and may modify the terms of grants made under the 2006 Plan.

The exercise price of stock options is determined by the Executive Compensation Committee, but may not be less than the fair market value of our Common Stock on the date of grant and the term of any such option may not exceed ten years from the date of grant. In the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the voting power of our outstanding capital stock on the date the grant, the exercise price of any incentive stock option may not be less than 110% of the fair market value of our Common Stock on the date of grant and the term of such option may not exceed five years from the date of grant.

Options may be exercised upon payment of the exercise price may be made by cash, by delivery of shares of our Common Stock then owned by the optionee, by simultaneous sale through a broker of shares acquired upon exercise, as permitted by Regulation T of the Federal Reserve Board, by authorizing the Company to withhold shares issuable upon exercise in the number necessary such that the fair market value of such withheld shares equals the aggregate exercise price or by any combination of the foregoing.

Stock Appreciation Rights.    SARs entitle a participant to receive the amount by which the fair market value of a share of our Common Stock on the date of exercise exceeds the grant price of the SAR. The grant price and the term of an SAR will be determined by the Executive Compensation Committee, however the grant price shall not be less than 100% of the fair market value of a share of Common Stock as of the date of grant. Furthermore, no SAR may have a term exceeding ten years.

Termination of Options and SARs.    Unless otherwise determined by the Executive Compensation Committee, and subject to certain exemptions and conditions, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for us for any reason other than death, disability, retirement or termination for cause, all of the participant’s options and SARs that were exercisable on the date of such cessation will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such cessation. In the case of death or disability, all of the participant’s options and SARs that were exercisable on the date of such death or disability will remain so for a period of 180 days from the date of such death or disability. In the case of retirement, all of the participant’s options and SARs that were exercisable on the date of retirement will remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of retirement. In the case of a termination for cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for us for any reason, all of the participant’s options and SARs will expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

Restricted Stock and Deferred Shares.    Restricted stock is a grant of shares of our Common Stock that may not be sold or disposed of, and that may be forfeited in the event that a participant ceases to be a director, officer, employee or otherwise perform services for us for reasons other that death, disability or retirement prior to the end of a restricted period set by the Executive Compensation Committee. A participant granted restricted stock generally has all of the rights of a stockholder, unless the Executive Compensation Committee determines otherwise. An award of deferred shares confers upon a participant the right to receive shares of our Common Stock at the end of a deferral period set by the Executive Compensation Committee, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of the deferral period. Prior to settlement, an award of deferred shares carries no voting or dividend rights or other rights associated with share ownership.

Dividend Equivalents.    Dividend equivalents confer the right to receive, currently or on a deferred basis, cash, shares of our Common Stock, other awards or other property equal in value to dividends paid on a specific number of shares of our Common Stock. Dividend equivalents may be granted alone or in connection with another award, and may be paid currently or on a deferred basis. If deferred, dividend equivalents may be deemed to have been reinvested in additional shares of our Common Stock, awards or other investment vehicles and subject to restrictions and risk of forfeiture as determined by the Executive Compensation Committee.

Other Stock-Based Awards.    The Executive Compensation Committee is authorized to grant other awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our Common Stock, under the 2006 Plan. These awards may include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon our performance as a company or any other factors designated by the Executive Compensation Committee. The Executive Compensation Committee will determine the terms and conditions of these awards.

Performance Awards.    The Executive Compensation Committee may make performance awards payable in cash, shares of our Common Stock or other awards, subject to the achievement of certain performance goals. The performance goals shall consist of one or more business criteria and a targeted level or levels of performance against such criteria, or other personal or business goals or objectives as the Executive Compensation Committee shall determine. Achievement of the performance goals is measured by the Executive Compensation Committee which may alter or adjust performance goals at its discretion. The Executive Compensation Committee will determine the circumstances under which performance awards shall be paid or forfeited during the performance period or prior to settlement of a performance award.

With respect to performance awards that are intended to be treated as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the Executive Compensation Committee shall, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service, in writing, (i) designate one or more participants, (ii) select the performance criteria applicable to the performance period, (iii) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between the performance criteria and the performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. The Executive Compensation Committee may determine performance goals in respect of the performance of the Company, any of its subsidiaries or affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance goals may be absolute or relative and may be expressed in terms of a progression within a specified range.

Change in Control.    In general, if a change in control (as defined in the 2006 Plan) occurs and if a 2006 Plan participant’s employment or other service is terminated within twelve months after the change in control (other than a termination by us for “cause,” or by the participant without “good reason”) the participant’s outstanding awards will become fully vested and will remain exercisable for up to 180 days after the date of termination. If, as part of the change in control, we are acquired by another company, outstanding awards may be cashed out and/or canceled.

As of January 21, 2009, the combined total of the number of shares issued under the 2006 Plan and the number of shares covered by options outstanding under the 2006 Plan was 1,696,628. A proposed amendment of the 2006 Plan to increase the number of shares issuable under the 2006 Plan to 4,550,000 is described in Proposal 2.

Grants of Plan-Based Awards for fiscal year ended September 30, 2008

The following table shows all plan-based awards granted to the named executive officers during the fiscal year ended September 30, 2008.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Jost Fischer(1)	May 4, 2008	—	$595,000	$1,190,000	—	—	—	—
Simone Blank(1)	May 4, 2008	—	255,000	510,000	—	—	—	—
Jeffrey T. Slovin(1)	May 4, 2008	—	255,000	510,000	—	—	—	—
Theo Haar(1)	May 4, 2008	—	200,000	400,000	—	—	—	—
Jonathan Friedman		—	—	—	—	—	—	—

(1)	For a discussion of amounts earned by Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar, see “Short-term Pay—Non-Equity Performance Compensation.” The Target Amount is that amount payable upon achievement of target performance of the measures defined in the 2008 Plan. The Maximum Amount is twice the Target Amount, pursuant to the terms of the 2008 Plan.

Outstanding Equity Awards at fiscal year end September 30, 2008

The following table provides information regarding the outstanding equity awards held by each named executive officer as of September 30, 2008.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Jost Fischer	—	—	—	—	—
Simone Blank	—	—	—	—	—
Jeffrey T. Slovin(1)	2,126	—	—	2.75	11/18/2012
	3,660	—	—	7.50	11/3/2013
	400,000	—	—	10.50	6/9/2014
	648,303	481,697	—	25.10	6/20/2016
Theo Haar	—	—	—	—	—
Jonathan Friedman(2)		40,000		29.91	9/10/2017

(1)	Of the unvested options held by Mr. Slovin, options to purchase 481,697 shares are vesting pro rata on a daily basis over a four year period which began on June 20, 2006 and ends on June 20, 2010.
(2)

As of September 30, 2008, Mr. Friedman’s 40,000 unvested options vested as follows: 20,000 on September 10, 2009, 10,000 on September 10, 2010 and 10, 000 on September 10, 2011. On January 21, 2009, pursuant to an option exchange offer program under the 2006 Plan, Mr. Friedman exchanged the 40,000 options previously granted under the 2006 Plan for 19,276 options under the 2006 Plan granted at an exercise price of $11.73. Pursuant to the terms of the option exchange offer program, Mr. Friedman’s unvested options now vest as follows: 50% on September 10, 2010, 25% on September 10, 2011 and 25% on September 10, 2012. The option expiration date remains unchanged.

Option exercises and stock vested for fiscal year ended September 30, 2008

No options were exercised in the fiscal year ended September 30, 2008.

Pension Benefits

None of the named executive officers participate in a defined benefit pension plan.

Nonqualified Deferred Compensation

The EVA Plan (which was terminated in fiscal 2008 and was not used to determine bonuses for our named executive officers) provides for cash bonus awards earned based upon year-over-year incremental improvements in economic value added (“EVA”) and is payable following completion of the audit for the applicable fiscal year. The EVA Plan includes a non-discretionary, unfunded deferred compensation mechanism called the “bonus bank,” the purpose of which is to balance potentially material fluctuations in earned bonuses over the years. Contributions to the bonus bank under the EVA Plan may be considered to be deferred compensation.

In fiscal 2008, there were no contributions to the bonus bank because the EVA Plan was not used to determine bonuses for our named executive officers. There were distributions in December 2007 from the bonus bank accounts of Ms. Blank and Mr. Haar in respect of EVA Plan results for fiscal 2007. Distributions of the remaining bonus bank accounts as of September 30, 2008 at the termination of the EVA Plan were made to Ms. Blank and Mr. Haar by December 2008. For further information about the EVA Plan and the bonus bank, please see “EVA Plan and Bonus Bank” above.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance as of September 30, 2008 ($)
Jost Fischer(1)	0	0	0	0		0
Simone Blank(1)	0	0	0	$262,927	(2)	$155,127	(3)
Theo Haar(1)	0	0	0	187,805	(2)	110,805	(3)

(1)	Mr. Fischer, Ms. Blank and Mr. Haar were compensated in euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.50244, the average exchange rate for the fiscal year ended September 30, 2008.
(2)	Represents distributions in December 2007 of amounts in respect of EVA Plan results for fiscal 2007.
(3)	As of September 30, 2008, the EVA Plan was terminated. All balances reported as of September 30, 2008 are in respect of compensation earned prior to fiscal 2007 and were not reported in a Summary Compensation Table. The September 30, 2008 bonus bank balances were distributed to Ms. Blank and Mr. Haar by December 2008.

Potential Payments upon Termination or Change in Control

The following tables provide information on the compensation payable to each named executive officer upon voluntary termination, disability, death, termination for cause or upon a change in control. The amounts shown assume that the termination was effective as of September 30, 2008 and are estimates of the amounts that would be paid to the named executive officer upon his or her separation from the Company. The actual amounts to be paid to each named executive officer can only be determined at the time of such person’s separation from the Company. Note that the employment agreements of Mr. Fischer, Ms. Blank and Mr. Slovin were amended as of December 2, 2008. See “Employment Agreements.”

Name	Benefit	Voluntary Termination / Termination without Cause		Disability		Death(4)	Termination for Cause(5)	Change in Control
Jost Fischer	Salary	$964,746	(1)	$964,746	(1)	$275,194	—	—
	Bonus	694,000	(2)	694,000	(2)	197,500	—	—
	Health and Welfare Benefits	15,337	(3)	15,337	(3)	—	—	—
	Other(6)	50,731		50,731		—	—	—

(1)	Represents Mr. Fischer’s annual salary, as in effect on September 30, 2008, for a period of twelve months with effect as of the end of the calendar quarter in which the termination occurred (for a maximum payout of fourteen months). Mr. Fischer was compensated in euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.50244, the average exchange rate for the fiscal year ended September 30, 2008.
(2)	Represents the target bonus amount pursuant to the 2008 Plan, as in effect on September 30, 2008, for a period of twelve months with effect as of the end of the calendar quarter in which the termination occurred (for a maximum payout of fourteen months).
(3)	Represents the value of continued health and welfare benefits, for a period of twelve months with effect as of the end of the calendar quarter in which the termination occurred (for a maximum payout of fourteen months).
(4)	Represents Mr. Fischer’s contractual compensation, as in effect on September 30, 2008, for a period of six months from the date of termination due to death.
(5)	Cause as defined by Austrian law.
(6)	Includes car allowance.

Name	Benefit	Voluntary Termination / Termination without Cause		Disability		Death	Termination for Cause(4)	Change in Control
Simone Blank	Salary	$1,085,085	(1)	$1,085,085	(1)	—	—	—
	Bonus	552,500	(2)	552,500	(2)	—	—	—
	Health and Welfare Benefits	9,765	(3)	9,765	(3)	—	—	—
	Other(5)	56,421		56,421		—	—	—

(1)	Represents Ms. Blank’s annual salary, as in effect on September 30, 2008, for a period of twenty four months with effect as of the end of the calendar quarter in which the termination occurred (for a maximum payout of twenty-six months). Ms. Blank was compensated in euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.50244, the average exchange rate for the fiscal year ended September 30, 2008.
(2)	Represents the target bonus amount pursuant to the 2008 Plan, as in effect on September 30, 2008, for a period of twenty four months with effect as of the end of the calendar quarter in which the termination occurred (for a maximum payout of twenty-six months).
(3)	Represents the value of continued health and welfare benefits, for a period of twenty four months with effect as of the end of the calendar quarter in which the termination occurred (for a maximum payout of twenty-six months).
(4)	Cause as defined by Austrian law.
(5)	Includes car allowance.

Name	Benefit	Termination without Cause or for Good Reason		Disability		Death		Termination for Cause	Voluntary Termination	Change in Control
Jeffrey T. Slovin	Salary Continuation	$860,000	(1)	—		—		—	—	—
	Bonus	255,000	(2)	—		—		—	—	—
	Heath and Medical Benefits	41,656	(3)	—		—		—	—	—
	Stock Option Acceleration	0	(4)(5)	$0	(4)(5)	$0	(4)(5)	—	—	$0	(4)(6)

(1)	Represents Mr. Slovin’s annual base salary as in effect on September 30, 2008 for a period of twenty-four months following termination without cause or termination for good reason. For any termination event, Mr. Slovin would also receive a lump sum payment equal to value of accrued, but unused, vacation days.

(2)	The bonus is the same as what Mr. Slovin would otherwise have received during the year in which the termination occurred.
(3)	Represents health and medical benefits for a period of twenty-four months following termination without cause or termination for good reason.
(4)	Represents the value of unvested stock options as of September 30, 2008, calculated by multiplying the number of unvested stock options by the difference between the exercise price of those options and the closing market price of our Common Stock on September 30, 2008. As of September 30, 2008, such value was $0.00.
(5)	If Mr. Slovin’s employment is terminated by the Company without cause or Mr. Slovin dies or becomes permanently disabled, the unvested stock options that were scheduled to vest during the one year period following such events will instead vest on the date of such event, and the remaining unvested portion would automatically expire.
(6)	In the event of any change of control of the Company, Mr. Slovin’s stock options shall immediately vest and become exercisable.

Name	Benefit	Voluntary Termination / Termination without Cause		Disability		Death(4)	Termination for Cause(5)	Change in Control
Theo Haar	Salary	$870,600	(1)	$870,600	(1)	$234,393	—	—
	Bonus	433,333	(2)	433,333		116,667	—	—
	Health and Welfare Benefits	—		—		—	—	—
	Other(6)	74,535		74,535		—	—	—

(1)	Represents Mr. Haar’s annual salary, as in effect on September 30, 2008, for a period of twenty four months with effect as of the end of the calendar quarter in which the termination occurred (for a maximum payout of twenty-six months). Mr. Haar was compensated in euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.50244, the average exchange rate for the fiscal year ended September 30, 2008.
(2)	Represents the target bonus amount pursuant to the 2008 Plan, as in effect on September 30, 2008, for a period of twenty four months with effect as of the end of the calendar quarter in which the termination occurred (for a maximum payout of twenty-six months).
(3)	Represents the value of continued health and welfare benefits, for a period of twenty four months with effect as of the end of the calendar quarter in which the termination occurred (for a maximum payout of twenty-six months).
(4)	Represents Mr. Haar’s contractual compensation, as in effect on September 30, 2008, for a period of seven months from the date of termination due to death.
(5)	Cause as defined by German law.
(6)	Includes car allowance.

Name	Benefit	Termination without cause		Disability	Death	Termination for Cause	Change in Control
Jonathan Friedman	Salary	$265,000	(1)	—	—	—	$0	(2)

(1)	Represents 12 months of Mr. Friedman’s base salary as of September 30, 2008, payable if Mr. Friedman makes himself available as a full-time consultant to the Company for the three months after termination of employment.
(2)	Pursuant to the terms of the 2006 Plan, if there is a Change in Control (as defined in the 2006 Plan) and Mr. Friedman’s employment is terminated by the Company without cause, Mr. Friedman dies, becomes disabled or retires, or Mr. Friedman terminates his employment for Good Reason (as defined in the 2006 Plan), within 12 months of a change in control, unvested options held by Mr. Friedman will immediately vest. Represents the value of unvested stock options as of September 30, 2008, calculated by multiplying the number of unvested stock options by the difference between the exercise price of those options and the closing market price of our Common Stock on September 30, 2008. As of September 30, 2008, such value was $0.00.

In addition to the foregoing, Mr. Fischer and Ms. Blank, indirectly, and Mr. Haar, directly, own shares of Class B Common and Class C Common of Luxco that remain subject to vesting and (i) would immediately vest upon a sale of Luxco or the Company and (ii) if Luxco or the Company completed a qualified public offering or if the executive dies or becomes permanently disabled, the Class B Common and Class C Common that were scheduled to vest during the following one year period will instead vest at such time and the remaining unvested portion will continue to vest on a daily basis through the three year anniversary of the date of issuance, which vesting period ended on June 30, 2008.

In addition, if Mr. Fischer, Ms. Blank or Mr. Haar is terminated by the Company “without Cause”3 (or in the case of Mr. Fischer or Ms. Blank, he or she should resign for “Good Reason”,4 all such securities would be subject to repurchase by Luxco at the executive’s option (the “Put Option”). All unvested securities are subject to repurchase at the lower of cost (plus an incremental amount equal to 4.5% per annum) and fair market value. All vested securities are subject to repurchase at fair market value. The purchase price payable upon exercise of the Put Option would be 20% in cash and 80% in a subordinated promissory note issued by Luxco, which would bear interest at 8% per annum with no interest or principal payments due until the earlier of (i) the tenth anniversary of the date of issuance or (ii) consummation of a sale of Luxco or the Company. The Company is not obligated to make any payment directly to management or indirectly to Luxco in connection with the exercise of the Put Option.

[3]

“Cause” means (i) the conviction of a crime involving fraud, of fiduciary duty, or breach of insolvency (all within the meaning under German law) or (ii) conduct that qualifies as a reason for an extraordinary termination by Luxco for cause within the meaning of German law.

[4]

“Good Reason” means, with respect to Mr. Fischer and Ms. Blank (i) the appointment of another managing director or key manager of Luxco and its subsidiaries (which include the Company) which would reasonably be expected to have a material adverse impact on the authority of Mr. Fischer and/or Ms. Blank, (ii) the acquisition of another enterprise or business division or any economically similar transaction which would reasonably be expected to have a material adverse impact on the authority of Mr. Fischer and/or Ms. Blank, (iii) the amendment of the rules of procedure for the management board of the Company and its subsidiaries which would be applicable to Mr. Fischer and/or Ms. Blank which would reasonably be expected to have a material adverse impact on the authority of Mr. Fischer and/or Ms. Blank, or (iv) initiation of substantial consultancy work by any advisory or supervisory board of the Company or its subsidiaries or by MDP or any of its affiliates, the costs of which shall be borne in part or in whole by the Company or its subsidiaries which would reasonably be expected to have a material adverse impact on the authority of Mr. Fischer and/or Ms. Blank.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advisory Service Agreement

Sirona and Luxco have entered into an advisory services agreement that terminates on October 1, 2008, but may be extended year by year with agreement of the parties. Under the agreement, which became effective October 1, 2005, Sirona pays an annual fee to Luxco of €325,000 (approximately $488,293), and Luxco provides to Sirona certain advisory services regarding the structure, terms and condition of debt offerings by Sirona, financing sources and options, business development and other services. A payment was made in November 2008 for services provided during fiscal 2008. The advisory services agreement terminated as of October 1, 2008.

Registration Rights Agreement

We are parties to a Registration Agreement with Luxco granting Luxco registration rights with respect to the shares it received in the Exchange. Any group of holders of at least a majority of the securities with registration rights may require us to register all or part of their shares three times on a Form S-1 or an unlimited number of times on a Form S-3, provided that, in the case of a registration on Form S-3, the aggregate offering value of the securities to be registered must equal at least $20 million. In addition, the holders of securities with registration rights may require us to include their shares in future registration statements that we file, subject to reduction at the option of the underwriters of such an offering. Upon any of these registrations, these shares will be freely tradable in the public market without restriction. We are obligated under the Registration Agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to the exercise of a holder’s registration rights, other than underwriting discounts and commissions. Additionally, we have agreed to indemnify and hold harmless holders (and their affiliates) of registrable securities covered by a registration statement against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the holders (or their affiliates) may be required to make because of any of those liabilities. We have also agreed not to modify the terms and conditions of the existing registration rights agreement or grant registration rights that could adversely affect a holder’s registration rights under the Registration Agreement without the prior written consent of holders of at least a majority of the securities with registration rights. We have granted Mr. Slovin similar registration rights.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sirona Dental Systems, Inc.’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please call or write your broker or direct your written request to Legal Department, Sirona Dental Systems, Inc., 30-30 47th Avenue, Suite 500, Long Island City, New York, New York 11101 or contact Jonathan Friedman, Esq. at (718) 482-2163. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

SOLICITATION OF PROXIES

The Company is paying the costs for the solicitation of proxies, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of the Company without additional compensation. The Company will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the Company’s stockholders.

PROPOSALS FOR THE 2009 ANNUAL MEETING

Pursuant to federal securities laws, any proposal by a stockholder to be presented at the 2009 Annual Meeting of Stockholders and to be included in the Company’s proxy statement must be received at the Company’s executive office at 30-30, Suite 500, 47th Avenue, Long Island City, New York 11101, no later than the close of business on October 30, 2009. Proposals should be sent to the attention of the Secretary. Pursuant to the Company’s By-laws, in order for business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must give written notice of such stockholder’s intent to bring a matter before the annual meeting not less than ninety days prior to the date of such meeting; provided, however, that if less than ninety days’ notice or prior public disclosure of the date of such meeting is given to stockholders or made, the stockholder must give such written notice no later than the close of business on the tenth (10th) day following the day on which notice or public disclosure of the date of such meeting is given or made. Each such notice should be sent to the attention of the Company’s Secretary, and must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the Company’s By-laws.

GENERAL

The Company’s Annual Report for the fiscal year ended September 30, 2008 is being mailed to stockholders together with this Proxy Statement. The Annual Report is not part of the soliciting materials.

The information set forth in this Proxy Statement under the captions “Report of the Executive Compensation Committee” and “Report of the Audit Committee” shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the Company expressly incorporates such information by reference, or (ii) “soliciting material” or to be “filed” with the SEC.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Jonathan Friedman
Secretary

January 28, 2009

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 is available without charge upon written request to: Corporate Secretary, Sirona Dental Systems, Inc., 30-30 47th Avenue, Suite 500, Long Island City, New York, 11101.

APPENDIX A

SIRONA DENTAL SYSTEMS, INC.

EQUITY INCENTIVE PLAN, AS AMENDED

1.	Purpose.

This plan shall be known as the Sirona Dental Systems, Inc. Equity Incentive Plan (the “Plan”). The purpose of the Plan shall be to promote the long-term growth and profitability of Sirona Dental Systems, Inc. (the “Company”) and its Subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of incentive or non-qualified stock options, stock appreciation rights (“SARs”), either alone or in tandem with options, restricted stock, performance awards or any combination of the foregoing may be made under the Plan.

2.	Definitions.

(a) “Board of Directors” and “Board” mean the board of directors of the Company.

(b) “Cause” shall, with respect to any participant, have the equivalent meaning as the term “cause” or “for cause” in any employment, consulting, or independent contractor’s agreement between the participant and the Company or any Subsidiary, or in the absence of such an agreement that contains such a defined term, shall mean the occurrence of one or more of the following events:

(i) Conviction of any felony or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or

(ii) Deliberate or reckless conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise, or any other serious misconduct of such a nature that the participant’s continued relationship with the Company or a Subsidiary may reasonably be expected to adversely affect the business or properties of the Company or any Subsidiary; or

(iii) Willful refusal to perform or reckless disregard of duties properly assigned, as determined by the Company; or

(iv) Breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary.

For purposes of this Section 2(b), any good faith determination of “Cause” made by the Committee shall be binding and conclusive on all interested parties.

(c) “Change in Control” means the occurrence of one of the following events:

(i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing more than 50% of either the then outstanding shares or the combined voting power of the then outstanding securities of the Company; or

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board.

(f) “Common Stock” means the Common Stock, par value $.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(g) “Competition” is deemed to occur if a person whose employment with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 2% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any Subsidiary with which the person was involved in a management role at any time during his or her last five years with the Company or any Subsidiaries.

(h) “Disability” means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or any agreement between the eligible participant and the Company as otherwise determined by the Committee.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Exempt Person” means (i) MDCP IV Global Investments LP and its affiliates, (ii) any person, entity or group controlled by or under common control with any party included in clause (i), or (iii) any employee benefit plan of the Company or any Subsidiary, or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary.

(k) “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(l) “Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the The Nasdaq Stock Market) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

(m) “Good Reason” shall, with respect to any participant, have the equivalent meaning as the term “good reason” or “for good reason” in any employment, consulting, or independent contractor’s agreement between the participant and the Company or any Subsidiary, or in the absence of such an agreement that contains such a defined term, shall mean (i) the assignment to the participant of any duties materially inconsistent with the participant’s duties or responsibilities as assigned by the Company (or a Subsidiary), or any other action by the Company (or a Subsidiary) which results in a material diminution in such duties or responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent actions not taken in bad faith and which are remedied by the Company (or a Subsidiary) promptly after receipt of notice thereof given by the participant; (ii) any material failure by the Company (or a Subsidiary) to make any payment of compensation or pay any benefits to the participant that have been agreed upon between the Company (or a Subsidiary) and the participant in writing, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company (or a Subsidiary) promptly after receipt of notice thereof given by the participant; or (iii) the Company’s (or Subsidiary’s) requiring the participant to be based at any office or location outside of fifty miles from the location of employment or service as of the date of award, except for travel reasonably required in the performance of the participant’s responsibilities.

(n) “Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

(o) “Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.

(p) “Non-qualified Stock Option” means any stock option other than an Incentive Stock Option.

(q) “Other Company Securities” mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

(r) “Performance Award” means a right, granted to a participant under Section 12 hereof, to receive awards based upon performance criteria specified by the Committee.

(s) “Performance Goals” means goals established by the Committee as contingencies for Performance Awards to vest and/or become exercisable or distributable.

(t) “Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment on retirement with the approval of the Committee.

(u) “Share” means a share of Common Stock that may be issued pursuant to the Plan.

(v) “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3.	Administration.

The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) modify the terms of grants made under the Plan, (v) interpret the Plan and grants made thereunder, (vi) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.

The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Plan, and rights to the payment of such awards shall be no greater than the rights of the Company’s general creditors.

4.	Shares Available for the Plan; Limit on Awards.

Subject to adjustments as provided in Section 19, the number of Shares that may be issued pursuant to the Plan as awards shall not exceed in the aggregate 4,550,000. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any Shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Plan unless, in the case of options granted under the Plan, related SARs are exercised.

Without limiting the generality of the foregoing provisions of this Section 4 or the generality of the provisions of Sections 3, 6 or 21 or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may, in its sole discretion, determine, enter into agreements (or take other actions with respect to the options) for new options containing terms (including exercise prices) more (or less) favorable than the outstanding options.

Subject to adjustment as provided in Section 19, the maximum number of Shares with respect to which (i) Incentive Stock Options, Non-Qualified Stock Options and SARs, (ii) Performance Awards that vest only if the Participant achieves Performance Goals established by the Committee in accordance with Section 162(m) of the Code or (iii) any combination of (i) and (ii), may be granted during any calendar year to any participant shall be 750,000 Shares.

5.	Participation.

Participation in the Plan shall be limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States). Nothing in the Plan or in any grant thereunder shall confer any right on a participant to continue in the employ as a director or officer of or in the performance of services for the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time. By accepting any award under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

Incentive Stock Options or Non-qualified Stock Options, SARs alone or in tandem with options, restricted stock awards, performance awards, or any combination thereof, may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom grants are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such participant in that year or subsequent years.

6.	Incentive and Non-qualified Options and SARs.

The Committee may from time to time grant to eligible participants Incentive Stock Options, Non-qualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto). The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

It is the Company’s intent that Non-qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-qualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan’s requirements for Non-qualified Stock Options.

(a) Price.    The price per Share deliverable upon the exercise of each option (“exercise price”) shall be established by the Committee, except that in the case of the grant of any Option, the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

(b) Payment.    Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv) by authorizing the Company to withhold from issuance a number of Shares issuable upon exercise of the options which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the aggregate exercise price payable with respect to the options so exercised or (v) by any combination of the foregoing.

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (iv) above, (A) only a whole number of Share(s) (and not fractional Shares) may be withheld in payment and (B) such grantee must present evidence acceptable to the Company that he or she has owned a number of shares of Common Stock at least equal to the number of Shares to be withheld in payment of the exercise price (and that such owned shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise. When payment of the exercise price is made by withholding of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Shares withheld in payment (plus any applicable taxes) shall be paid in cash. No grantee may authorize the withholding of Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes). Any withheld Shares shall no longer be issuable under such option (except pursuant to any Reload Option (as defined below) with respect to any such withheld Shares).

(c) Terms of Options.    The term during which each option may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

(d) Limitations on Grants.    If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

(e) Termination.

(i) Death or Disability.    Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to death or Disability, all of the participant’s options and SARs that were exercisable on the date of such cessation shall remain so for a period of 180 days from the date of such death or Disability, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 180-day period unless he or she received written consent to do so from the Board or the Committee. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(ii) Retirement.    Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary upon the occurrence of his or her Retirement, (A) all of the participant’s options and SARs that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of Retirement, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the participant’s options and SARs that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such options and SARs may become fully vested and exercisable in the discretion of the Committee. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(iii) Discharge for Cause.    Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the participant’s options and SARs shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

(iv) Other Termination.    Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the participant’s options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the participant’s options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

(f) Grant of Reload Options.    The Committee may provide (either at the time of grant or exercise of an option), in its discretion, for the grant to a grantee who exercises all or any portion of an option (“Exercised Options”) and who pays all or part of such exercise price with shares of Common Stock, of an additional option (a “Reload Option”) for a number of shares of Common Stock equal to the sum (the “Reload Number”) of the number of shares of Common Stock tendered or withheld in payment of such exercise price for the Exercised Options plus, if so provided by the Committee, the number of shares of Common Stock, if any, tendered or withheld by the grantee or withheld by the Company in connection with the exercise of the Exercised Options to satisfy any federal, state or local tax withholding requirements, provided, however, that the Committee may not provide for the grant of any Reload Option that would be treated as providing for a deferral of compensation pursuant to Code § 409A. Except to the extent required for a Reload Option to be treated as not providing for a deferral of compensation pursuant to Code § 409A, the terms of each Reload Option, including the date of its expiration and the terms and conditions of its exercisability and transferability, shall be the same as the terms of the Exercised Option to which it relates, except that (i) the grant date for each Reload Option shall be the date of exercise of the Exercised Option to which it relates and (ii) the exercise price for each Reload Option shall be the Fair Market Value of the Common Stock on the grant date of the Reload Option.

(g) Options Exercisable for Restricted Stock.    The Committee shall have the discretion to grant options which are exercisable for Shares of restricted stock. Should the participant cease to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary while holding such Shares of restricted stock, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those Shares of restricted stock. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Committee and set forth in the document evidencing such repurchase right.

7.	Stock Appreciation Rights.

The Committee shall have the authority to grant SARs under this Plan, either alone or to any optionee in tandem with options (either at the time of grant of the related option or thereafter by amendment to an outstanding option). SARs shall be subject to such terms and conditions as the Committee may specify, but no SAR shall be exercisable in whole or in part more than ten years from the date it is granted. The exercise price of each SAR shall be established by the Committee and shall not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the SAR.

No SAR may be exercised unless the Fair Market Value of a share of Common Stock of the Company on the date of exercise exceeds the exercise price of the SAR or, in the case of SARs granted in tandem with options, any options to which the SARs correspond. Prior to the exercise of the SAR and delivery of the cash and/or Shares represented thereby, the participant shall have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

SARs granted in tandem with options shall be exercisable only when, to the extent and on the conditions that any related option is exercisable. The exercise of an option shall result in an immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related option to the extent the SAR is exercised.

Upon the exercise of an SAR, the participant shall be entitled to a distribution in an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with options, any option to which the SAR is related, multiplied by the number of Shares as to which the SAR is exercised. The Committee shall decide whether such distribution shall be in cash, in Shares having a Fair Market Value equal to such amount, in Other Company Securities having a Fair Market Value equal to such amount or in a combination thereof.

All SARs will be exercised automatically on the last day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with options, any related option, so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR or any related option, as applicable. An SAR granted in tandem with options shall expire at the same time as any related option expires and shall be transferable only when, and under the same conditions as, any related option is transferable.

8.	Restricted Stock.

The Committee may at any time and from time to time grant Shares of restricted stock under the Plan to such participants and in such amounts as it determines. Each grant of restricted stock shall specify the applicable restrictions on such Shares, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee or provided in the third paragraph of this Section 8), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.

The participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended, or any successor thereto) within ten days of the date of grant, unless such Shares of restricted stock are treasury shares. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

At such time as a participant ceases to be a director, officer, or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death, Disability or Retirement during any period of restriction, all restrictions on Shares granted to such participant shall lapse. At such time as a participant ceases to be, or in the event a participant does not become, a director, officer or employee of, or otherwise performing services for, the Company or its Subsidiaries for any other reason, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

9.	Deferred Shares.

The Committee is authorized to grant deferred Shares to participants, which are rights to receive Shares, cash, or a combination thereof at the end of a specified deferral period, subject to terms and conditions as the Committee may specify, but only to the extent that such grant of deferred Shares are treated as not providing for a deferral of compensation pursuant to Code § 409A.

Except as would cause a grant of deferred Shares to be treated as providing for a deferral of compensation pursuant to Code § 409A, satisfaction of an award of deferred Shares shall occur upon expiration of the deferral period specified for such deferred Shares by the Committee (or, if permitted by the Committee, as elected by the participant), and deferred Shares shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of Performance Goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Deferred Share awards may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of Shares covered by the deferred Share award, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of an award of deferred Shares, an award of deferred shares carries no voting or dividend or other rights associated with share ownership.

Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary during the applicable deferral period thereof to which forfeiture conditions apply (as provided in the award agreement evidencing the deferred Shares), the participant’s deferred Shares that are at that time subject to deferral (other than a deferral at the election of the participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to deferred Shares shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of deferred Shares.

10.	Dividend Equivalents.

The Committee is authorized to grant dividend equivalents to a participant entitling the participant to receive cash, Shares, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock of the Company, or other periodic payments, but only to the extent that such grant of dividend equivalents are treated as not providing for a deferral of compensation pursuant to Code § 409A. Dividend equivalents may be awarded on a free-standing basis or in connection with another award. The Committee may provide that dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of Common Stock of the Company, awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

11.	Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law and the requirements of Code § 409A, to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock of the Company, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and awards valued by reference to the book value of Shares or the value of securities of or the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration (including without limitation loans from the Company or a Subsidiary to the extent permissible under the Sarbanes Oxley Act of 2002 and other applicable law), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other awards or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other award under the Plan, may also be granted pursuant to this Section 11.

12.	Performance Awards.

The Committee is authorized to make Performance Awards payable in cash, Shares, or other awards, on terms and conditions established by the Committee, subject to the provisions of this Section 12, but only to the extent that such grant of Performance Awards are treated as not providing for a deferral of compensation pursuant to Code § 409A.

The Performance Goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, or such other personal or business goals and objectives, as the Committee shall determine. Such Performance Goals are to be specified in the relevant award agreement and may be based on such factors including, but not limited to: (a) revenue, (b) earnings per Share, (c) net income per Share, (d) Share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income, (i) cash flow, (j) earnings before interest, taxes, depreciation and amortization, (k) sales, (l) total stockholder return relative to assets, (m) total stockholder return relative to peers, (n) financial returns (including, without limitation, return on assets, return on equity and return on investment), (o) cost reduction targets, (p) customer satisfaction, (q) customer growth, (r) employee satisfaction, (s) gross margin, (t) revenue growth, or (u) any combination of the foregoing, or such other criteria as the Committee may determine. Performance Goals may be in respect of the performance of the Company, any of its Subsidiaries or affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance Goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. Performance Goals may differ for Performance Awards granted to any one participant or to different participants.

Achievement of Performance Goals in respect of such Performance Awards shall be measured over any performance period determined by the Committee. During the performance period, the Committee shall have the authority to adjust the Performance Goals and objectives for such performance period for such reasons as it deems equitable.

The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a Performance Goal or goals during the given performance period, as specified by the Committee. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

Settlement of Performance Awards shall be in cash, Shares, other awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of the participant’s employment or service prior to the end of a performance period or settlement of Performance Awards.

13.	Change in Control.

Unless otherwise determined by the Committee or as would cause any grant or award to be treated as a deferral of compensation pursuant to Code § 409A, if there is a Change in Control of the Company and a participant’s employment or service as a director, officer, or employee of the Company or a Subsidiary, is terminated (1) by the Company without Cause, (2) by reason of the participant’s death, Disability, or Retirement, or (3) by the participant for Good Reason, within twelve months after such Change in Control:

(i) any award carrying a right to exercise that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, and shall remain so for up to 180 days after the date of termination (but in no event after the expiration date of the award), subject to applicable restrictions;

(ii) any restrictions, deferral of settlement, and forfeiture conditions applicable to any other award granted under the Plan shall lapse and such awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the participant, and subject to applicable restrictions; and

(iii) with respect to any outstanding Performance Award, the Committee may, within its discretion, deem the Performance Goals and other conditions relating to the Performance Award as having been met as of the date of the Change in Control.

Notwithstanding the foregoing, or any other provision of this Plan to the contrary, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(c), the Committee may, in its discretion, (i) cancel any or all outstanding options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

14.	Withholding Taxes.

(a) Participant Election.    Unless otherwise determined by the Committee, a participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 14(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(b) with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

(b) Company Requirement.    The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 14(a) or this Section 14(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan.

15.	Written Agreement; Vesting.

Each employee to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee. Unless the Committee determines otherwise and except as otherwise provided in Sections 6, 7, and 8 in connection with a Change in Control or certain occurrences of termination, no grant under this Plan may be exercised, and no restrictions relating thereto may lapse, within six months of the date such grant is made.

16.	Transferability.

Unless the Committee determines otherwise, no option, SAR, performance award or restricted stock granted under the Plan shall be transferable by a participant other than by will or the laws of descent and distribution or to a participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. Unless the Committee determines otherwise, an option, SAR or performance award may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the option, SAR or performance award by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan shall in any event continue to apply to any option, SAR, performance award or restricted stock granted under the Plan and transferred as permitted by this Section 16, and any transferee of any such option, SAR, performance award or restricted stock shall be bound by all provisions of this Plan as and to the same extent as the applicable original grantee.

17.	Listing, Registration and Qualification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option, SAR, performance award or restricted stock grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

18.	Transfers Between Company and Subsidiaries.

The transfer of an employee, consultant or independent contractor from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment or services; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

19.	Adjustments.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4), in the number and kind of options, SARs, Shares or other property covered by grants previously made under the Plan, and in the exercise price of outstanding options and SARs. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding options, SARs, performance awards, and restricted stock that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash), but only to the extent that such assumption or cancellation is not treated as providing for a deferral of compensation pursuant to Code § 409A.

20.	Amendment and Termination of the Plan.

The Board of Directors or the Committee, without approval of the stockholders, may amend or terminate the Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code or any successor thereto, under the provisions of Section 422 of the Code or any successor thereto, or by any listing requirement of the principal stock exchange on which the Common Stock is then listed.

21.	Amendment or Substitution of Awards under the Plan.

The terms of any outstanding award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, any reduction in the exercise price of any options or SARs awarded under the Plan or any acceleration of the date of exercise of any award and/or payments thereunder or of the date of lapse of restrictions on Shares); provided that, except as otherwise provided in Section 16, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent. The Committee may, in its discretion, permit holders of awards under the Plan to surrender outstanding awards in order to exercise or realize rights under other awards, or in exchange for the grant of new awards, or require holders of awards to surrender outstanding awards as a condition precedent to the grant of new awards under the Plan. Further, (i) in the case of any option, SAR or other grant that immediately prior to the proposed amendment or substitution was not treated as providing for a deferral of compensation pursuant to Code § 409A, no amendment or substitution shall cause such option, SAR or other grant to be treated as providing for such a deferral of compensation and (ii) in the case of any grant that immediately prior to the proposed amendment or substitution prompting the adjustment was treated as providing for a deferral of compensation that complies with the requirements of Code § 409A, no amendment or substitution shall cause the deferral of compensation pursuant to such grant to fail to comply with the requirements of Code § 409A.

22.	Other Tax Matters.

If payment or provision of any amount or benefit hereunder at the time specified in this Plan would subject such amount or benefit to any additional tax under Section 409A of the Code, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax. Without limiting the generality of the immediately preceding sentence, if payment or provision of any amount or benefit hereunder at the time specified in this Plan would fail to comply with the provisions of Section 409A of the Code because a Participant are treated as a “specified” employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then such amount or benefit shall not be paid or provided at the time otherwise specified in this Agreement, but instead shall be paid or provided on the date that is six months after the date of separation from service (or, if earlier, the date of Participant’s death).

Notwithstanding anything in Sections 19, 20 and 21 to the contrary, (i) in the case of any option, SAR or other grant that immediately prior to the event prompting the adjustment was not treated as providing for a deferral of compensation pursuant to Code § 409A, no adjustment, amendment or termination shall cause such option, SAR or other grant to be treated as providing for such a deferral of compensation and (ii) in the case of any grant that immediately prior to the event prompting the adjustment was treated as providing for a deferral of compensation that complies with the requirements of Code § 409A, no adjustment, amendment or termination shall cause the deferral of compensation pursuant to such grant to fail to comply with the requirements of Code § 409A.

All grants made under this Plan are intended to avoid the inclusion of amounts with respect to any grants as deferred compensation of any Participant under Code § 409A. However, neither the Company nor any of its Affiliates makes or shall make any representations or warranties with respect to the application of Code § 409A to the grants, and by the acceptance of any grant, each Participant agrees to accept the potential application of Code § 409A to the grant and any other tax consequences of the issuance, vesting, ownership, exercise, modification, adjustment and disposition of the grant and agrees that the Company and its Affiliates will have no liability to the Participant with respect thereto.

23.	Commencement Date; Termination Date.

The date of commencement of the Plan shall be December 6, 2006, subject to approval by the stockholders of the Company. If required by the Code, the Plan will also be subject to reapproval by the stockholders of the Company prior to the fifth anniversary of such commencement date.

Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate at the close of business on the tenth anniversary of the date of commencement. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives theretofore granted under the Plan.

24.	Severability.

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

25.	Governing Law.

The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

APPENDIX B

AMENDMENT OF

SCHICK TECHNOLOGIES, INC.

1996 STOCK OPTION PLAN

The Schick Technologies, Inc. 1996 Stock Option Plan is hereby amended by adding the text as follows:

“15. Option Exchange Offer Program. Notwithstanding any other provision of the Plan to the contrary, including but not limited to Section 14 hereof, the Company, by action of the Executive Compensation Committee of the Board, may effect an option exchange offer program (the “Option Exchange Offer Program”), to be commenced through one or more option exchange offers, provided that in no event may more than one offer to exchange be made for any outstanding Option. Under any option exchange offer, Optionees will be offered the opportunity to exchange outstanding, unexercised and unexpired Options granted under the Plan with an exercise price per share equal to $25.10 or greater (the “old options”) for new options (the “replacement options”) granted pursuant to the Company’s Equity Incentive Plan (the “2006 Plan”), as follows: (1) each old option shall have a “value” (determined in accordance with a generally accepted option valuation method as of a date prior to the commencement of any exchange offer) equal to the value of the old option; (2) the Executive Compensation Committee shall determine an exchange ratio for the Option Exchange Offer Program consistent with the foregoing pursuant to which (a) each replacement option shall represent the right to purchase fewer shares of Stock than the shares underlying the old option, and (b) the per share exercise price of each replacement option shall be not less than the fair market value of a share of Stock on the date of issuance of the replacement option; (3) each old option or portion thereof that is fully vested shall be exchanged for a replacement option or portion thereof that is unvested as of the date of such exchange but will become fully vested on the first anniversary of the date of such issuance, and each old option or portion thereof that is unvested shall be exchanged for a replacement option or portion thereof that is unvested as of the date of such issuance, but will vest one year from the date(s) as of which the old option would have vested in accordance with its terms; and (4) each replacement option shall have the same expiration date as the old option. All other material terms of each replacement option shall be substantially similar to the old option exchanged therefor except that all new options will be non-statutory options. Subject to the foregoing, the Executive Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Offer Program.”

SCHICK TECHNOLOGIES, INC.

1996 STOCK OPTION PLAN, AS AMENDED

1. Establishment and Purpose.

(a) Establishment.    The SCHICK TECHNOLOGIES, INC. 1996 Stock Option Plan was adopted effective April 22, 1996 (the “Plan”).

(b) Purpose.    The purpose of the Plan is to attract, retain and reward persons providing services to Schick Technologies, Inc., a New York corporation, and any successor corporation thereto (collectively referred to as the “Company”), and any present or future parent and/or subsidiary corporations of such corporation (all of which along with the Company being individually referred to as a “Participating Company” and collectively referred to as the “Participating Company Group”), and to motivate such persons to contribute to the growth and profits of the Participating Company Group in the future. For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Administration.

(a) Administration by Board and/or Committee.    The Plan shall be administered by the Board of Directors of the Company (the “Board”) and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references herein to the Board shall also mean the committee if such committee has been appointed and, unless the powers of the committee have been specifically limited, the committee shall have all of the powers of the Board granted herein, including, without limitation, the power to terminate or amend the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law. All questions of interpretation of the Plan or of any options granted under the Plan (an “Option”) shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan and/or any Option.

(b) Options Authorized.    Options may be either incentive stock options as defined in Section 422 of the Code (“Incentive Stock Options”) or non-statutory stock options.

(c) Authority of Officers.    Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

(d) Disinterested Administration.    With respect to the participation in the Plan of officers or directors of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Plan shall be administered by the Board in compliance with the “disinterested administration” requirement of Rule 16b-3, as promulgated under the Exchange Act and amended from time to time or any successor rule or regulation (“Rule 16b-3”).

3. Eligibility.

(a) Eligible Persons.    Options may be granted only to employees (including officers) and directors of the Participating Company Group or to individuals who are rendering services as consultants, advisors, or other independent contractors to the Participating Company Group and non-statutory stock options may be granted under the Plan to employees of, and consultants to, any company, or any subsidiary of any company, the control of which the Company has agreed to acquire and, to such extent, such individuals shall also be “Eligible Persons”. The Board shall, in its sole discretion, determine which persons shall be granted Options (an “Optionee”). Eligible persons may be granted more than one (1) Option.

(b) Directors Serving on Committee.    If a committee of the Board has been established to administer the Plan in compliance with the “disinterested administration” requirement of Rule 16b-3, no member of such committee, while a member, shall be eligible to be granted an Option.

(c) Restrictions on Option Grants.    A director of a Participating Company may only be granted a non-statutory stock option unless the director is also an employee of the Participating Company Group. An individual who is rendering services as a consultant, advisor, or other independent contractor may only be granted a non-statutory stock option.

4. Shares Subject to Option.    Options shall be for the purchase of shares of the authorized but unissued common stock or treasury shares of common stock of the Company (the “Stock”), subject to adjustment as provided in paragraph 10 below. The maximum number of shares of Stock which may be issued under the Plan shall be four million seven hundred thousand (4,700,000) shares. In the event that any outstanding Option for any reason expires or is terminated or canceled and/or shares of Stock subject to repurchase are repurchased by the Company, the shares allocable to the unexercised portion of such Option, or such repurchased shares, may again be subject to an Option grant. Notwithstanding the foregoing, any such shares shall be made subject to a new Option only if the grant of such new Option and the issuance of such shares pursuant to such new Option would not cause the Plan or any Option granted under the Plan to contravene Rule 16b-3.

5. Time for Granting Options.    All Options shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is approved by the stockholders of the Company.

6. Terms, Conditions and Form of Options.    Subject to the provisions of the Plan, the Board shall determine for each Option (which need not be identical) the number of shares of Stock for which the Option shall be granted, the exercise price of the Option, the timing and terms of exercisability and vesting of the Option, the time of expiration of the Option, the effect of the Optionee’s termination of employment or service, whether the Option is to be treated as an Incentive Stock Option or as a non-statutory stock option, the method for satisfaction of any tax withholding obligation arising in connection with the Option, including by the withholding or delivery of shares of stock, and all other terms and conditions of the Option not inconsistent with the Plan. Options granted pursuant to the Plan shall be evidenced by written agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish, which agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

(a) Exercise Price.    The exercise price for each Option shall be established in the sole discretion of the Board; provided, however, that (i) the exercise price per share for an Incentive Stock Option shall be not less than the fair market value, as determined by the Board, of a share of Stock on the date of the granting of the Option; (ii) the exercise price per share for a non-statutory stock option shall not be less than eighty-five percent (85%) of the fair market value, as determined by the Board, of a share of Stock on the date of the granting of the Option; and (iii) no Incentive Stock Option granted to an Optionee who at the time the Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code (a “Ten Percent Owner Optionee”) shall have an exercise price per share less than one hundred ten percent (110%) of the fair market value, as determined by the Board, of a share of Stock on the date of the granting of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a non-statutory stock option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying with the provisions of Section 424(a) of the Code.

(b) Exercise Period of Options.    The Board shall have the power to set, including by amendment of an Option, the time or times within which each Option shall be exercisable or the event or events upon the occurrence of which all or a portion of each Option shall be exercisable and the term of each Option; provided, however, that (i) no Option shall be exercisable after the expiration of ten (10) years after the date such Option is granted, and (ii) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the date such Option is granted.

(c) Payment of Exercise Price.

(i) Forms of Payment Authorized.    Payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (1) in cash, by check, or cash equivalent,

(2) by tender to the Company of shares of the Company’s stock owned more than six months by the Optionee having a fair market value, as determined by the Board (but without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company), not less than the exercise price, (3) by the assignment of the proceeds of a sale of some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System), or (4) by any combination thereof. The Board may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price and/or which otherwise restrict one or more forms of consideration.

(ii) Tender of Company Stock.    Notwithstanding the foregoing, an Option may not be exercised by tender to the Company of shares of the Company’s stock to the extent such tender of stock would constitute a violation of the provisions of any law, regulation and/or agreement restricting the redemption of the Company’s stock or, if in the opinion of Company counsel, might impair the ability of purchasers of stock from the Company from taking full advantage of the provisions of Section 1202 of the Code relating to capital gains treatment of stock issued by the Company. Unless otherwise provided by the Board, an Option may not be exercised by tender to the Company of shares of the Company’s stock unless such shares of the Company’s stock either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

(iii) Assignment of Proceeds of Sale.    The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve and/or terminate any program and/or procedures for the exercise of Options by means of an assignment of the proceeds of a sale of some or all of the shares of Stock to be acquired upon such exercise.

7. Forms of Stock Option Agreement.

(a) Incentive Stock Options.    An Option designated as an “Incentive Stock Option” shall comply with and be subject to the terms and conditions set forth in a form of incentive stock option agreement to be adopted by the Board.

(b) Non-statutory Stock Options.    An Option designated as a “Non-statutory Stock Option” shall comply with and be subject to the terms and conditions set forth in a form of non-statutory stock option agreement to be adopted by the Board.

(c) Standard Term for Options.    Unless otherwise provided for by the Board in the grant of an Option, any Option granted hereunder shall be exercisable for a term of ten (10) years.

8. Authority to Vary Terms.    The Board shall have the authority from time to time, at its discretion, to vary the terms of any form stock option agreement that it adopts, either in connection with the grant or amendment of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of such revised or amended standard form or forms of stock option agreement shall be in accordance with the terms of the Plan. Such authority shall include, but not by way of limitation, the authority to grant Options which are not immediately exercisable.

9. Fair Market Value Limitation.    To the extent that the aggregate fair market value (determined at the time the Option is granted) of stock with respect to which Incentive Stock Options are exercisable by an Optionee for the first time during any calendar year (under all stock option plans of the Company, including the Plan) exceeds One Hundred Thousand Dollars ($100,000), such Options shall be treated as non-statutory stock options. This paragraph shall be applied by taking Incentive Stock Options into account in the order in which they were granted.

10. Effect of Change in Stock Subject to Plan.    Appropriate adjustments shall be made in the number and class of shares of Stock subject to the Plan and to any outstanding Options and in the exercise price of any outstanding Options in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company.

In the event a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, converted into, or otherwise become shares of another corporation (the “New Shares”), the Company may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares and the exercise price of the outstanding Options shall be adjusted in a fair and equitable manner.

11. Dissolution, Sale, etc.    In the event of the proposed dissolution or liquidation of the Company, or in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Options will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion, in such instances declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his Option as to all or any part of the Stock, including shares to which the Option would not otherwise be exercisable.

12. Provision of Information.    Each Optionee shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders generally.

13. Options Non-Transferable.    During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution.

14. Termination or Amendment of Plan or Options.    The Board, including any duly appointed committee of the Board, may terminate or amend the Plan or any Option at any time; provided, however, that without the approval of the Company’s stockholders, there shall be (a) no increase in the total number of shares of Stock covered by the Plan (except by operation of the provisions of paragraph 10 above), (b) no change in the class eligible to receive Incentive Stock Options and (c) no expansion in the class eligible to receive non-statutory stock options. In addition to the foregoing, the approval of the Company’s stockholders shall be sought for any amendment to the Plan for which the Board deems stockholder approval necessary in order to comply with Rule 16b-3. In any event, no amendment may adversely affect any then outstanding Option or any unexercised portion thereof, without the consent of the Optionee, unless such amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option.

15. Option Exchange Offer Program.    Notwithstanding any other provision of the Plan to the contrary, including but not limited to Section 14 hereof, the Company, by action of the Executive Compensation Committee of the Board, may effect an option exchange offer program (the “Option Exchange Offer Program”), to be commenced through one or more option exchange offers, provided that in no event may more than one offer to exchange be made for any outstanding Option. Under any option exchange offer, Optionees will be offered the opportunity to exchange outstanding, unexercised and unexpired Options granted under the Plan with an exercise price per share equal to $25.10 or greater (the “old options”) for new options (the “replacement options”) granted pursuant to the Company’s Equity Incentive Plan (the “2006 Plan”), as follows: (1) each old option shall have a “value” (determined in accordance with a generally accepted option valuation method as of a date prior to the commencement of any exchange offer) equal to the value of the old option; (2) the Executive Compensation Committee shall determine an exchange ratio for the Option Exchange Offer Program consistent with the foregoing pursuant to which (a) each replacement option shall represent the right to purchase fewer shares of Stock than the shares underlying the old option, and (b) the per share exercise price of each replacement option shall be not less than the fair market value of a share of Stock on the date of issuance of the replacement option; (3) each old option or portion thereof that is fully vested shall be exchanged for a replacement option or portion thereof that is unvested as of the date of such exchange but will become fully vested on the first anniversary of the date of such issuance, and each old option or portion thereof that is unvested shall be exchanged for a replacement option or portion thereof that is unvested as of the date of such issuance, but will vest one year from the date(s) as of which the old option would have vested in accordance with its terms; and (4) each replacement option shall have the same expiration date as the old option. All other material terms of each replacement option shall be substantially similar to the old option exchanged therefor except that all new options will be non-statutory options. Subject to the foregoing, the Executive Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Offer Program.

SIRONA DENTAL SYSTEMS, INC.

PROXY

Annual Meeting of Stockholders February 25, 2009

(Solicited on Behalf of the Board of Directors)

The undersigned stockholder of Sirona Dental Systems, Inc. hereby constitutes and appoints Jonathan Friedman as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of Sirona Dental Systems, Inc. (the “Company”) to be held at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, IL 60601 (the “AON Center”) on Wednesday, February 25, 2009 at 11:00 a.m., and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF A DIRECTOR AND FOR EACH OF THE FOLLOWING PROPOSALS.

1.	Election of four directors nominated by the Board of Directors.

☐ FOR the nominees listed Below (except as indicated to the contrary below)	☐ WITHHOLD AUTHORITY to vote for the nominees listed below

Nicholas W. Alexos

David K. Beecken

Jost Fischer

Arthur D. Kowaloff

2.	Proposal to amend our Equity Incentive Plan to raise the number of shares of Common Stock issuable under the plan to 4,550,000.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Proposal to amend our 1996 Stock Option Plan to permit a stock option exchange program to exchange outstanding stock options under our 1996 Stock Option Plan with a per-share exercise price equal to or greater than $25.10 for stock options under our Equity Incentive Plan on a value-for-value basis.

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	Proposal to ratify the selection of KPMG Deutsche Treuhand-Gesellschaft, Aktiengesellschaft, Wirtschaftspruefungsgesellschaft, Germany as the Company’s independent auditor for the fiscal year ending September 30, 2009.

☐ FOR ☐ AGAINST ☐ ABSTAIN

5.	In his discretion, upon such other matters as may properly come before the meeting.

Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying such Notice and the Annual Report to stockholders for the fiscal year ended September 30, 2008.

, 2009
Date	Stockholder(s) signature(s)

, 2009
Date	Stockholder(s) signature(s)

Note: If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.